UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Oclaro, Inc.

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OCLARO, INC.
2584 Junction Avenue
San Jose, California 95134

Notice of Annual Meeting of Stockholders
To Be Held on October 21, 2009
To the Stockholders of Oclaro, Inc.:

The annual meeting of stockholders of Oclaro, Inc., a Delaware corporation (“Oclaro,” “we,” “us” or “our”), will be held on Wednesday, October 21, 2008, at 2 p.m., local time, at our corporate headquarters, 2584 Junction Avenue, San Jose, California, for the purpose of considering and voting upon the following matters:

1. To elect two Class II directors for the ensuing three years.

2. To approve a one-time stock option exchange program for employees (excluding directors, named executive officers and certain other designated employees).

3. Provided that Oclaro has not effected a reverse stock split before October 21, 2009, to extend the authorization of our board of directors to effect a reverse stock split from April 27, 2010 to December 31, 2010.

4. To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year.

The stockholders will also act on such other business as may properly come before the annual meeting, including any postponements or adjournments thereof. Our board of directors has no knowledge of any other business to be transacted at the annual meeting.

We are enclosing a copy of our Annual Report to Stockholders on Form 10-K for the fiscal year ended June 27, 2009 with the proxy statement that accompanies this notice of meeting. The Annual Report contains consolidated financial statements and other information of interest to you. Holders of record of our common stock at the close of business on September 1, 2009 are entitled to receive this notice and to vote at the annual meeting or any adjournment thereof.

We encourage you to attend the annual meeting in person. However, in order to make sure that you are represented at the annual meeting, we urge you to vote your shares over the Internet or by telephone as provided in the instructions set forth on the proxy card, or complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope.

By order of the Board of Directors,

/s/  Alain Couder
Alain Couder
President, Chief Executive Officer and Director

September   , 2009

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU ARE ABLE TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES. YOU MAY ALSO SUBMIT A PROXY BY CALLING THE TOLL-FREE NUMBER LISTED ON THE PROXY CARD OR ACCESSING THE INTERNET AS INSTRUCTED ON THE PROXY CARD. SUCH ACTION WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON AT THE ANNUAL MEETING.

Proxy Statement For the Annual Meeting of Stockholders
PROPOSAL 1 -- ELECTION OF CLASS II DIRECTORS
COMPENSATION COMMITTEE REPORT
PROPOSAL 2 -- APPROVAL OF A ONE-TIME STOCK OPTION EXCHANGE PROGRAM
EQUITY COMPENSATION PLAN INFORMATION
PROPOSAL 3 -- EXTENDING THE AUTHORIZATION OF OUR BOARD OF DIRECTORS TO EFFECT A REVERSE STOCK SPLIT FROM APRIL 27, 2010 TO DECEMBER 31, 2010.
PROPOSAL 4 -- RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING
HOUSEHOLDING OF PROXY STATEMENT
FINANCIAL STATEMENTS AVAILABLE
OTHER MATTERS

OCLARO, INC.
2584 Junction Avenue
San Jose, California 95134

Proxy Statement
For the Annual Meeting of Stockholders
To Be Held on October 21, 2009

This proxy statement is furnished to you in connection with the solicitation of proxies by our board of directors for the 2009 annual meeting of stockholders to be held on Wednesday, October 21, 2009 at 1 p.m., local time, at our corporate headquarters, 2584 Junction Avenue, San Jose, California, including any postponements or adjournments thereof.

The notice of the annual meeting, this proxy statement, our Annual Report to Stockholders on Form 10-K for the fiscal year ended June 27, 2009 (which we sometimes refer to as fiscal 2009), which includes our audited financial statements for fiscal 2009, and the enclosed proxy card are first being mailed to stockholders on or about September   , 2009.

Important Notice Regarding the Availability of Proxy Materials for the 2009 Annual
Meeting of Stockholders to be Held on October 21, 2009:

This proxy statement and the 2009 Annual Report to Stockholders on Form 10-K are available for viewing, printing and downloading at http://www.oclaro.com.

You can find our Annual Report to Stockholders on Form 10-K for the year ended June 27, 2009, on the Internet at our website at www.oclaro.com or through the Securities and Exchange Commission’s electronic data system, called EDGAR, at www.sec.gov. You may also obtain a copy of our Annual Report to Stockholders on Form 10-K for the fiscal year ended June 27, 2009, as filed with the Securities and Exchange Commission, which we sometimes refer to herein as the Commission, without charge upon written request to Oclaro, Inc., 2584 Junction Avenue, San Jose, California, 95134, Attn: Stock Administrator. We will provide the annual report without exhibits unless you specify in writing that you require copies of the exhibits.

Certain documents referenced in this proxy statement are available on our website at www.oclaro.com. We are not including the information contained on our website, or any information that may be accessed by links on our website, as part of, or incorporating it by reference into, this proxy statement.

Voting of Proxies

All shares held by stockholders who are entitled to vote and who are represented at the annual meeting by properly submitted proxies received prior to or at the annual meeting will be voted in accordance with the instructions indicated on the proxy card, unless such proxy is properly revoked prior to the vote being taken on the matter submitted to the stockholders at the annual meeting.

You may deliver your proxy to vote your shares in one of the following ways or you may vote in person at the annual meeting.

You may submit your proxy to vote by mail.  You may vote by completing and signing the proxy card that accompanies this proxy statement and promptly mailing it in the enclosed postage-prepaid envelope. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. The shares you own will be voted according to the instructions on the proxy card you submit.

You may submit your proxy to vote over the Internet.  If you have Internet access, you may submit your proxy to vote your shares from any location in the world by following the “Vote By Internet” instructions set forth on the enclosed proxy card.

You may submit your proxy to vote by telephone.  You may submit your proxy to vote your shares by telephone by following the “Vote By Phone” instructions set forth on the enclosed proxy card.

You may vote in person.  If you attend the annual meeting of stockholders, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot. Ballots will be available at the annual meeting.

A proxy may be revoked and your vote changed before it is used to cast a vote.  You can change your vote and revoke your proxy at anytime before the vote is taken at the annual meeting of stockholders by doing any one of the following:

•	filing with our corporate secretary, at or before the taking of the vote, a written notice of revocation bearing a later date than the proxy;

•	duly executing a later dated proxy relating to the same shares and delivering it to our corporate secretary before the taking of the vote;

•	accessing the Internet and following the instructions for voting by Internet that appear on the enclosed proxy card;

•	following the instructions that appear on the enclosed proxy card for voting by telephone; or

•	attending the annual meeting of stockholders and voting in person. Attendance at the annual meeting, if a stockholder does not vote, will not be sufficient to revoke a proxy.

Any written notice of revocation or subsequent proxy should be sent to us at the following address: Oclaro, Inc., 2584 Junction Avenue, San Jose, California 95134, Attention: Corporate Secretary.

If a proxy card does not specify how the proxy is to be voted with respect to (i) the election of two Class II directors for a three year term, the shares will be voted “FOR” the election of the two nominated Class II directors; (ii) the approval of a one-time stock option exchange program for certain of our employees, the shares will be voted “FOR” the approval of such program; (iii) the extension of authorization of our board of directors to effect a reverse stock split from April 27, 2010 to December 31, 2010, the shares will be voted “FOR” such extension of authorization; and (iv) the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year, the shares will be voted “FOR” the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year;

Our board of directors does not know of any other matters that may come before the annual meeting of stockholders. If any other matter properly comes before the annual meeting, the persons named in the proxy card that accompanies this proxy statement will exercise their judgment in deciding how to vote, or otherwise act, at the annual meeting with respect to that matter or proposal.

Stockholders Entitled to Vote

Our board of directors has fixed September 1, 2009 as the record date for the determination of stockholders entitled to vote at the annual meeting. Only holders of record of our common stock at the close of business on the record date are entitled to notice of and to vote at the annual meeting. On September 1, 2009, there were          shares of our common stock outstanding and entitled to vote. Each share of common stock will have one vote for each matter to be voted upon at the annual meeting.

Votes Required

The holders of at least a majority in voting power of the shares of our common stock issued and outstanding and entitled to vote at the annual meeting will constitute a quorum for the transaction of business at the annual meeting. Shares of common stock present in person or represented by proxy, including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval, will be counted for purposes of determining whether a quorum is present at the annual meeting.

If a broker indicates on its proxy that it does not have discretionary voting authority to vote shares for which it is the holder of record at the annual meeting, the shares cannot be voted by the broker, although they will be counted in determining whether a quorum is present. Accordingly, these “broker non-votes” and abstentions would have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of votes cast or shares voting on that matter.

If the shares you own are held in “street name,” the bank, brokerage firm or nominee, as the record holder of your shares, is required to vote your shares in accordance with your instructions. In order to vote your shares held in “street name,” you will need to follow the directions that your bank, brokerage firm or nominee provides you. If you desire to vote your shares held in “street name” at the annual meeting by proxy, you will need to obtain a proxy card from the holder of record.

The affirmative vote of the holders of shares representing at least a plurality of the votes cast by the holders of our common stock entitled to vote at the annual meeting is required for the election of the Class I directors. The affirmative vote of the holders of a majority of the shares present or represented and voting on the matter at the annual meeting is required to ratify the option exchange program and the selection of Grant Thornton LLP as our independent registered public accounting firm. The affirmative vote of the holders of shares representing at least a majority of the voting power of our outstanding shares on the record date for the annual meeting is required to approve the extension of authorization of the reverse stock split.

Security Ownership of Certain Beneficial Owners and Management

The following table shows the number of shares of our common stock beneficially owned as of July 31, 2009 by each entity or person who is known to us to own 5% or more of our common stock, each director, each executive officer listed in the Fiscal 2009 Summary Compensation Table below, and all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Commission. Except as indicated by footnote, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Shares of our common stock issuable pursuant to options to purchase or rights otherwise to acquire shares of common stock that are exercisable within 60 days of July 31, 2009 are deemed to be beneficially owned by the person holding such options for the purpose of computing ownership of such person, but are not treated as outstanding for the purpose of computing the ownership of any other person. Applicable percentage of beneficial ownership is based on 186,164,311 shares of our common stock outstanding as of July 31, 2009. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares.

The address of each of our executive officers and directors is c/o Oclaro, Inc., 2584 Junction Avenue, San Jose, California 95134.

	Number	Percentage
Beneficial Owner	of Shares	of Total

5% Stockholders
Pirelli & C. SpA(1)	10,235,557	5.50%
Via Gaetano Negri, 10
Milan, Italy
Kopp Investment Advisors, LLC(2)	11,203,814	6.02%
7701 France Avenue South, Suite 500
Edina, Minnesota 55435
Executive Officers and Directors
Alain Couder(3)	649,150	*
Jerry Turin(4)	182,866	*
Jim Haynes(5)	350,891	*
Kate Rundle(6)	79,450	*
Yves LeMaitre(7)	97,896	*
Lori Holland(8)	75,420	*
Edward Collins(9)	10,000	*
Bernard Couillaud(10)	10,000	*
Giovanni Barbarossa(11)	821,705	*
Greg Dougherty(12)	45,522	*
Joel A. Smith, III(13)	94,241	*
All executive officers and directors as a group (11 persons)	2,417,141	1.30%

*	less than 1%

(1)	This information is indicated in the Schedule 13G jointly filed by Pirelli & C. SpA (“Pirelli”) and by Pirelli Finance (Luxembourg) SA (“Pirelli Finance”) pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) on November 8, 2007, which may not be current as of July 31, 2009. Each of Pirelli and Pirelli Finance may be deemed to beneficially own an aggregate of 10,235,557 shares. Pirelli Finance is a wholly-owned subsidiary of Pirelli with principal business offices at 35 boulevard du Prince, L-1724 Luxembourg, Luxembourg.

(2)	This information is indicated in Amendment No. 1 to Schedule 13D jointly filed by Kopp Investment Advisors, LLC; Kopp Holding Company, LLC (“Kopp Holding”), solely as the parent entity of Kopp Investment Advisors, LLC; and Leroy C. Kopp, as the control person of Kopp Holding, pursuant to the Exchange Act on June 22, 2009, which may not be current as of July 31, 2009. Kopp Investment Advisors, LLC has voting and dispositive power over 11,203,814 shares.

(3)	Represents 274,463 shares beneficially owned by Mr. Couder and 374,687 shares issuable pursuant to options exercisable within 60 days of July 31, 2009.

(4)	Represents 12,761 shares beneficially owned by Mr. Turin and 170,105 shares issuable pursuant to options exercisable within 60 days of July 31, 2009.

(5)	Represents 97,408 shares beneficially owned by Mr. Haynes and 253,483 shares issuable pursuant to options exercisable within 60 days of July 31, 2009.

(6)	Represents 28,617 shares beneficially owned by Ms. Rundle and 50,833 shares issuable pursuant to options exercisable within 60 days of July 31, 2009.

(7)	Represents 42,479 shares beneficially owned by Mr. LeMaitre and 55,417 shares issuable pursuant to options exercisable within 60 days of July 31, 2009.

(8)	Represents 30,000 shares beneficially owned by Ms. Holland and 45,420 shares issuable pursuant to options exercisable within 60 days of July 31, 2009.

(9)	Represents 5,000 shares beneficially owned by Mr. Collins and 5,000 shares issuable pursuant to options exercisable within 60 days of July 31, 2009.

(10)	Represents 5,000 shares beneficially owned by Mr. Couillaud and 5,000 shares issuable pursuant to options exercisable within 60 days of July 31, 2009.

(11)	Represents 253,546 shares beneficially owned by Mr. Barbarossa and 568,159 shares issuable pursuant to options exercisable within 60 days of July 31, 2009.

(12)	Represents 9,361 shares beneficially owned by Mr. Dougherty and 36,161 shares issuable pursuant to options exercisable within 60 days of July 31, 2009.

(13)	Represents 45,908 shares beneficially owned by Mr. Smith individually, 434 shares held by his spouse and 47,899 shares issuable pursuant to options exercisable within 60 days of July 31, 2009.

PROPOSAL 1 — ELECTION OF CLASS II DIRECTORS

We have three classes of directors, currently consisting of three Class I directors, two Class II directors and two Class III directors. The Class I, Class II and Class III directors serve until the annual meeting of stockholders to be held in 2009, 2010, and 2011 respectively, or until their respective successors are elected and qualified. At each annual meeting, directors are elected for a full term of three years to succeed those whose terms are expiring. The terms of the three classes are staggered in a manner so that only one class is elected by stockholders annually. Bernard Couillaud and Greg Dougherty are currently serving as Class II directors. If Messrs. Couillaud and Dougherty are elected this year, they will be elected to serve as members of our board of directors until the 2012 annual meeting of stockholders, or until their successors are elected and qualified.

The persons named in the enclosed proxy will vote to re-elect Messrs. Couillaud and Dougherty as Class II directors unless the proxy is marked otherwise. Based on the recommendation of the Nominating and Corporate Governance Committee, our board of directors has nominated Messrs. Couillaud and Dougherty to serve as Class II directors. Each of Messrs. Couillaud and Dougherty have indicated their willingness to serve on our board of directors, if elected; however, if either of them should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by our board of directors. Our board of directors has no reason to believe that Messrs. Couillaud and Dougherty would be unable to serve if elected.

For each member of our board of directors there follows information given by each concerning his or her principal occupation and business experience for at least the past five years, the names of other public reporting companies of which he or she serves as a director and his or her age and length of service as one of our directors. There are no family relationships among any of our directors and executive officers. No director or executive officer is related by blood, marriage or adoption to any other director or executive officer. Other than as described in the following sentence, no arrangements or understandings exist between any director or person nominated for election as a director and any other person pursuant to which such person is to be selected as a director or nominee for election as a director.

Board Recommendation

Our board of directors believes that the election of Bernard Couillaud and Greg Dougherty to serve as Class II directors is in the best interests of Oclaro and our stockholders and, therefore, our board of directors unanimously recommends that the stockholders vote “FOR” the nominees.

Class I Directors — Terms Expiring 2011

Edward Collins, 66, has served as a director since May 2008. From 1995 to present, Mr. Collins has served as the Managing Director and a Partner at ChinaVest Group, a private equity group investing in China. In addition, from 2007 to present, Mr. Collins has served as chairman of California Bank of Commerce and a member of the compensation committee, and from 1999 to present, he has served as chairman of the audit committee of TFC — the Taiwan Greater China Fund, listed on the NYSE. From 1988 to 1994, Mr. Collins was a partner at the law firm of McCutchen, Doyle, Brown, & Enersen where he was responsible for the Greater China practice. He has served as counsel to various investment groups, banks, and manufacturing companies in Hong Kong and Taiwan, and has been a member of the State Bars of California and Texas. Mr. Collins also serves as non-executive Chairman of Branded Spirits, Ltd., a privately held company that sells wine and branded spirits in PRC, Hong Kong and Macau.

Lori Holland, 51, has served as a director since September 2004. Ms. Holland served as a director of Bookham Technology plc from April 1999 until September 2004. After serving for over 20 years as CFO for several technology companies, she retired in 2000 and has since served as a consultant to various technology firms, including startups. From November 1999 until December 2000, Ms. Holland was the Chief Financial Officer of Zaffire, Inc., a telecommunication company in California. She also served as the CFO of Read-Rite and NeoMagic. Ms. Holland served as a director and audit committee member of Credence Systems Corporation, a test equipment supplier to the semiconductor industry based in Silicon Valley, from September 2004 until August 2008 when Credence merged with LTX Corporation. Ms. Holland currently serves as a director and audit committee and nominating and corporate governance committee member of LTX-Credence Corporation. Ms. Holland received a BS in Economics from California Polytechnic University.

Giovanni Barbarossa, 48, Dr. Barbarossa joined Avanex Corporation (“Avanex”) in February 2000 and was most recently Avanex’s President and Chief Executive Officer and a director of the board of directors of Avanex from July 2008 to April 2009. During his career at Avanex, Dr. Barbarossa held many executive-level positions, including Chief Technology Officer and Sr. Vice President of Product Development from June 2002 to June 2008, Vice President of Product Development from August 2001 to May 2001, and Senior Director of R&D from February 2000 to July 2001. In addition, he was responsible for Avanex’s Active Component Business Unit. Dr. Barbarossa has an impressive record of accomplishment in management roles working in some of the foremost companies in the optical communications industry, including Agilent Technologies, Lucent Technologies, AT&T, and British Telecom. Before joining Avanex, Dr. Barbarossa had management responsibilities for the development of advanced optical switching platforms in the Optical Networking Division of Agilent Technologies. In addition, he led the design team of the Optical Application Specific Integrated Circuits department at Lucent Technologies. Earlier, he was a Member of the Technical Staff at AT&T Bell Labs and a research associate in the Oxide Glasses for Future Networks Group at British Telecom Labs. Dr. Barbarossa earned his Ph.D. in electrical engineering from the University of Glasgow, Scotland, and a bachelor’s degree in electrical engineering, cum laude, from the University of Bari, Italy.

Class II Directors — Term Expiring 2009

Bernard Couillaud, 65, currently serves as our Chairman of our board of directors. He previously served as a director from May 2008 to April 2009. The majority of Dr. Couillaud’s career was spent with the Santa Clara, California-based laser manufacturer, Coherent, Inc., where he served as President and Chief Executive Officer from July 1996 until October 2002. Dr. Couillaud was the Chairman of Coherent’s Board of Directors from October 2002 until his retirement in June 2007. From 2000 to 2005, Dr. Couillaud was the Chairman of the Supervisory Board of Lambda Physik AG, a German public company. Dr. Couillaud holds a PhD in Physics and was a full Professor at the University of Bordeaux and a CNRS Fellow and he is also a member of the French National Academy of Technology.

Greg Dougherty, 49, has served as a director of Avanex from April 2005 to April 2009. Mr. Dougherty has served as director of Picarro, Inc., a company focused on making ultra sensitive spectroscopy equipment using laser based technology since October, 2002. He served as Avanex’s Interim Chief Executive Officer from October 2002 to June 2006. Mr. Dougherty has served on the board of directors of the Ronald McDonald House at Stanford since January of 2004. He served as its Vice President from January 2007 through December 2008. From February 2001 to September 2002, Mr. Dougherty held a number of positions at JDS Uniphase, an optical technology company, including Chief Operating Officer, Executive Vice President and Chief Operating Officer of the Amplification and Transmission Business Group. Mr. Dougherty held a number of positions at SDL, Inc., an optical technology company, from March 1997 to February 2001, including Chief

Operating Officer, Vice President of the Communications Business Unit and Corporate Marketing and Sales, Vice President of Communications and Information Products, Vice President of the Components Group and President of SDL Optics. Prior to joining SDL, from 1989 to 1997, Mr. Dougherty was the Director of Product Management and Marketing at Lucent Technologies Microelectronics in the Optoelectronics Strategic Business Unit. Mr. Dougherty received a B.Sc. degree in optics from Rochester University.

Class III Directors — Terms Expiring 2010

Alain Couder, 63, has served as a director and our President and Chief Executive Officer since August 2007. Prior to joining Oclaro, Mr. Couder was the President and CEO of Solid Information Technology Inc., a supplier of database solutions, from March 2005 to August 2007. From May 2004 to February 2005, Mr. Couder was a Venture Advisor to Sofinnova Ventures, Inc., a venture capital company. From April 2003 to March 2004, Mr. Couder was the President and CEO of Confluent Software, Inc., a software company. From August 2002 to March 2003, Mr. Couder was President and CEO of IP Dynamics, Inc., a software company. Mr. Couder served as Chief Operating Officer of Agilent Technologies, Inc., a measurement and analysis company, from February 2000 to May 2002. Earlier in his career, Mr. Couder worked for Packard-Bell NEC, Groupe Bull, Hewlett Packard and IBM, each a computer hardware company. Mr. Couder is a director at Sanmina-SCI, an electronic manufacturing services firm since February 2007. Mr. Couder holds a Master’s degree in electrical engineering from the Ecole Superieure d’Electricite in Paris.

Joel A. Smith III, 64, has served as a director of Avanex from December 1999 to April 2009. Mr. Smith was the Dean of the Darla Moore School of Business of the University of South Carolina from October 2000 to December 2007. Previously, Mr. Smith served as the President of Bank of America East, a financial institution, from October 1998 to September 2000. From July 1991 to October 1998, Mr. Smith served as President of Nations Bank Carolinas, a financial institution. Mr. Smith serves on the board of directors of First National Bank of the South. Mr. Smith received a B.A. from the University of the South in Sewanee, Tennessee.

Non-Director Executive Officers

Jerry Turin, 47, has served as our Chief Financial Officer since August 2008. From July 2005 to July 2008, Mr. Turin served as our Corporate Controller. From April 2008 to July 2008, Mr. Turin served as our Vice President of Finance. From 1999 to 2002, Mr. Turin served as Controller of Silicon Spice Inc. (which was acquired by Broadcom Corporation in October 2000), a developer of gateway and carrier access chipsets, software and development tools. In addition, Mr. Turin was the Corporate Controller at Cirrus Logic, a publicly traded semiconductor company. Prior to his corporate finance experience, Mr. Turin spent 12 years with Deloitte & Touche, rising to the position of Senior Manager of Audit Services. A substantial portion of his time with Deloitte & Touche was in the firm’s Silicon Valley practice. Mr. Turin received his bachelor’s degree in Business Administration and Commerce from the University of Alberta in Alberta, Canada and is a member of the Canadian Institute of Chartered Accountants and the Institute of Chartered Accountants of Alberta.

James Haynes, 47, has served as Chief Operating Officer since March 2005 and as acting Chief Technology Officer since June 2005. From August 2004 to March 2005, Mr. Haynes was the Officer VP, U.K. Operations, of Bookham Technology plc. From June 2003 to August 2004, Mr. Haynes served as VP Operations and Site Leader, Caswell for Bookham, Inc. From December 2000 to June 2003, Mr. Haynes served as Chief Operating Officer of Agility Communications, Inc., a tunable laser company. From 1998 to December 2000, Mr. Haynes served as Director of Technology of Nortel Networks Corporation. Mr. Haynes received his BSc (Hons) in Materials Science and Technology from Swansea University, England.

Kate Rundle, 52, has served as our Executive Vice President, General Counsel and Corporate Secretary since November 2007. Prior to joining Oclaro, from February 2006 to May 2007, Ms. Rundle was Vice President, General Counsel and Corporate Secretary of MIPS, Inc., a publicly-traded semiconductor technology licensing company. Ms. Rundle also worked at Sun Microsystems from 1997 to 2006, holding a number of positions including Senior Director responsible for the world wide legal support of the company’s marketing organization. Earlier in her career Ms. Rundle was IP Counsel for The 3DO Company and worked at the law firm of Wilson, Sonsini, Goodrich & Rosati. Ms. Rundle earned her BA, magna cum laude, in political science and sociology from the University of California, Berkeley and her J.D. from the University of California, Hastings College of the Law.

Yves LeMaitre, 45, has served as our Vice President of Telecommunication Sales and Vice President of Corporate Marketing. Prior to joining Oclaro, Mr. LeMaitre was with Avanex, most recently serving as Chief Marketing Officer in charge of worldwide sales and marketing. Previously, Mr. LeMaitre was President and Chief Executive Officer of Lightconnect, a leading supplier of optical MEMS components and modules. In addition, he worked for Alcatel and its joint venture with Sprint International in a variety of general management, senior marketing and engineering positions in the United States, France, the Netherlands and Italy. Mr. LeMaitre earned a master’s degree in mathematics and computer science from Nantes University in France. He also holds an engineering degree from Ecole Nationale Superieure des Telecommunications (ENST) in Paris.

Scott Parker, 53, was previously with Avanex from November 2007 to April 2009, most recently serving as Avanex’s Senior Vice President of Sales. Prior to joining Avanex, Mr. Parker held senior management positions at two start-up companies funded by Sequoia Capital. Previously, Mr. Parker served as Senior Vice President of Sales and Marketing for JDS Uniphase where he integrated the sales and customer service teams from numerous acquisitions. He also held sales and general manager positions at VLSI, National Semiconductor and Intel. Mr. Parker earned an M.B.A. and bachelor’s degree in marketing from the University of Utah.

Richard Smart, 43, was previously with Avanex, most recently serving as Vice President of Product Management. Before being appointed to this position, he was the General Manager of the Advanced Modules & Subsystems Business Unit where he was responsible for the product development and P&L of the optical amplifier, tunable dispersion compensator, and subsystem product lines. Mr. Smart has nearly twenty years experience in the field of fiber optics having held multiple marketing and product development roles at Corning Incorporated, Amoco Corporation and AT&T Bell Laboratories. He earned a Ph.D. in physics from the University of Southampton, England and a bachelor’s degree with first class honors in physics from the University of Birmingham, England.

Adam Price, 35, has served as our Executive Vice President and General Manager of Transmission Division since August 2009. From October 2007 to August 2009, Mr. Price served as our Director of Product Line Management. Mr. Price’s role grew to take on responsibility for “High End Optics,” which included the successful launch of the tunable product portfolio, working across the organization to develop the InP Tunable Laser and Modulator strategies and product definition. This expanded Bookham’s position into the Regional and Long Haul markets versus traditional competitive technologies. In 2007, Mr. Price became the Director of Product Line Management for the Terminal solutions portfolio. This included responsibility for 40Gb/s product definition and strategy. Prior to joining Bookham, in 1996, Mr. Price joined Wavetek Wandel Golterman Test and Measurement (now JDSU) undertaking real time embedded DSP algorithm design for high speed RF applications. In 2000, Mr. Price joined Nortel Optical Components as Product Line Manager responsible for the high-speed modulator product line. In 1996, Mr. Price became a 1st Class honors degree graduate in Electronics and Communication Engineering with research study in real-time digital signal processing algorithm design for acoustic applications. In 1998, Mr. Price earned his diploma in Marketing for the telecommunications industry from the Chartered Institute of Marketing.

Director Compensation

Each of our non-employee directors receives an annual retainer of $20,000, an additional $3,000 for each in-person meeting of our board of directors that the director attends and $500 for each teleconference of our board of directors or committee of the board that the director attends. The chairman of our board of directors receives an annual retainer of $80,000. In addition, the chairman of the audit committee receives an annual fee of $36,000, the chairman of the compensation committee receives an annual fee of $16,000 and the chairman of the nominating and corporate governance committee receives an annual fee of $16,000. Each member of the compensation committee and each member of the nominating and corporate governance committee receives an annual fee of $4,000 for serving on such committee and each member of the audit committee receives an annual fee of $8,000 for serving on such committee. We currently reimburse directors for reasonable out-of-pocket expenses incurred in attending meetings of our board of directors and any meetings of its committees.

Pursuant to a resolution adopted by our board of directors, at our annual meeting of stockholders, each non-employee director is granted a nonstatutory stock option to acquire 40,000 shares of our common stock under either our Amended and Restated 2004 Stock Incentive Plan or our 1999 Avanex Director Option Plan, provided that the director is serving as a director both immediately before and immediately after the annual meeting. Options granted to non-employee directors provide that the shares subject to such option vest on the first anniversary of the date of grant. These options will vest in full upon a consummation of a change in control of Oclaro, provided that the director serves as a director until such date. In our discretion, we may grant additional equity awards to our non-employee directors under either our Amended and Restated 2004 Stock Incentive Plan or our 1999 Avanex Director Option Plan.

On January 27, 2009, Bookham, Inc. (“Bookham”), Avanex and Giovanni Barbarossa, then President, Chief Executive Officer and Director of Avanex, entered into a consulting agreement. Under the consulting agreement, Mr. Barbarossa agreed to resign from Avanex upon the closing of the merger between Bookham and Avanex. Upon Mr. Barbarossa’s resignation, all of his outstanding equity awards from Avanex were accelerated and fully vested, and he received any accrued base salary and vacation from Avanex. In addition, Bookham agreed to retain Mr. Barbarossa as a consultant for twelve months after the closing of the merger on April 27, 2009. Bookham agreed to pay Mr. Barbarossa $30,000 a month for such consulting services, which include advice and assistance regarding integration, strategic and technology related matters, customer visits and customer relations and other similar services. Under the consulting agreement, Bookham agreed to pay Mr. Barbarossa the consulting fees for any remainder of the twelve-month term in the event that Bookham terminates Mr. Barbarossa as a consultant for any other reason than for cause. As the surviving entity of the Bookham-Avanex merger, Oclaro has succeeded as party to the consulting agreement. Mr. Barbarossa is currently a director of, and consultant to, Oclaro.

In connection with his resignation from Avanex, and in accordance with the terms of his consulting agreement, Mr. Barbarossa also entered into a separation and release agreement with Bookham and Avanex on April 28, 2009. Pursuant to such agreement, Mr. Barbarossa received one year of his annual base salary with Avanex, which was $360,000, and a pro-rated portion of his target annual bonus (such target equal to 60% of his base salary) for the part of Avanex’s fiscal year elapsed at the time of the merger, which was ultimately $0. Mr. Barbarossa also received certain health coverage and benefits. Such payments and benefits were in settlement of a change in control agreement entered into between Mr. Barbarossa and Avanex on November 28, 2008. In consideration, Mr. Barbarossa executed a release of all claims, known and unknown, against Avanex.

The following table sets forth information concerning the compensation of our directors for fiscal year 2009.

	Fees Earned or	Stock Awards		Option Awards		All Other
Name(1)	Paid in Cash ($)	($)(2)		($)(2)		Compensation ($)		Total ($)

Peter Bordui	$122,000	$18,472	(3)	$27,040	(5)	$—		$167,512
Joe Cook	$65,000	$18,472	(3)	$27,040	(5)	$—		$110,512
Lori Holland	$86,170	$18,472	(3)	$21,828	(6)	$—		$126,470
W. Arthur Porter	$57,000	$18,472	(3)	$27,040	(5)	$—		$102,512
David Simpson	$41,500	$18,472	(3)	$27,040	(5)	$—		$87,012
Edward B. Collins	$50,670	$18,472	(3)	$3,100	(7)	$—		$72,242
Bernard J. Couillaud	$58,418	$18,472	(3)	$3,100	(7)	$—		$79,990
Giovanni Barbarossa	$6,907	$7,467	(4)	$—		$420,000	(8)	$434,374
Greg Dougherty	$11,599	$7,467	(4)	$—		$—		$19,066
Joel A. Smith III	$10,258	$7,467	(4)	$—		$—		$17,725

(1)	Compensation information for Mr. Couder is set forth below under “Compensation Discussion and Analysis.”

(2)	The amounts in these columns reflect the dollar amount computed for financial statement reporting purposes for fiscal year 2009, as applicable, in accordance with SFAS No. 123(R), Share-Based Payment (“SFAS 123R”), of equity awards granted under our equity plans, including equity awards granted in and prior to fiscal year 2009. There can be no assurance that the SFAS 123R amounts will ever be realized. The assumptions we used to calculate these amounts are included in Note 14 to our audited consolidated financial statements included in our annual report on Form 10-K for fiscal year 2009. The options vest as to 100% of the shares subject to the option on the date of grant. Each option has a term of 10 years, and generally expires after the recipient ceases to be a director, except for Messrs. Bordui, Cook, Porter and Simpson, whose options expire one year following their resignation as directors, which was effective April 27, 2009. With respect to Messrs. Collins and Couillaud, the restricted stock vests as to 33% annually for three years and with respect to Ms. Holland, the restricted stock vests as to 50% after one year and 100% after two years, provided that the director is serving as a director on the applicable vesting date. With respect to Messrs. Bordui, Cook, Porter and Simpson, all outstanding restricted stock awards vested in full upon their resignation as directors, which was effective April 27, 2009.

(3)	Consists of the grant date fair value, computed in accordance with SFAS 123R, of $18,472 of the stock option award granted on October 22, 2008.

(4)	Consists of the grant date fair value, computed in accordance with SFAS 123R, of $7,467 of the stock option award granted on May 13, 2009.

(5)	Consists of the annual expense, computed in accordance with SFAS 123R, of $21,612 related to the restricted stock award granted on October 23, 2007 and $5,428 related to the restricted stock award granted on November 1, 2006.

(6)	Consists of the annual expense, computed in accordance with SFAS 123R, of $16,400 related to the restricted stock award granted on October 23, 2007 and $5,428 related to the restricted stock award granted on November 1, 2006.

(7)	Consists of the annual expense, computed in accordance with SFAS 123R, of $3,100 related to the restricted stock award granted on May 13, 2008.

(8)	As discussed in further detail above, this amount reflects severance payments made to Mr. Barbarossa in connection with the separation and release agreement entered into by and among Mr. Barbarossa, Avanex and Bookham on April 28, 2009 and consulting fees paid to Mr. Barbarossa pursuant to the consulting agreement entered into by and among Mr. Barbarossa, Avanex and Bookham on January 27, 2009. This amount is not related to, nor does it serve as compensation for, Mr. Barbarossa’s service as a director of Oclaro.

Outstanding Stock Options and Stock Awards held by Directors

The following table summarizes the number of outstanding options and stock awards held by each of our non-employee directors as of the end of fiscal year 2009.

Name	Stock Awards(1)	Option Awards(2)

Peter Bordui	—	76,150
Joe Cook	—	77,783
Lori Holland	5,000	85,420
W. Arthur Porter	—	85,420
David Simpson	—	80,620
Edward B. Collins	3,350	45,000
Bernard J. Couillaud	3,350	45,000
Giovanni Barbarossa	—	926,512
Greg Dougherty	—	60,060
Joel A. Smith III	—	71,798

(1)	Stock awards include unvested shares of common stock subject to such awards.

(2)	Option awards include vested and unvested shares of common stock subject to such awards.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and the holders of more than 10% of our common stock to file with the Commission initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% stockholders are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of copies of reports filed by the reporting persons furnished to us, or written representations from such reporting persons, we believe that, during fiscal year 2009, other than one late Form 4 filing by each of Ms. Rundle and Messrs. Haynes, Turin and Meldrum relating to an option grant on August 15, 2008, one late Form 4 filing by Mr. LeMaitre relating to an option grant on May 13, 2009 and two late Form 3 filings by each of Messrs. Parker and Smart, all filings required to be made by our reporting persons were timely made in accordance with the requirements of Section 16(a) of the Exchange Act.

COMPENSATION COMMITTEE REPORT

The information contained under this “Compensation Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information be incorporated by reference into any filings under the Securities Act of 1933, as amended, or under the Exchange Act, or be subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into any such filing.

The compensation committee of our board of directors has reviewed and discussed with management the Compensation Discussion and Analysis below. Based on this review and discussion, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in our proxy statement for the 2009 annual meeting of stockholders.

Submitted by the Compensation Committee of the Board of Directors:

Greg Dougherty
Lori A. Holland
Edward Collins

Executive Compensation

Compensation Discussion and Analysis

The compensation committee of our board of directors oversees our executive compensation program. In this role, the compensation committee reviews and approves all compensation decisions relating to our named executive officers (also referred to as “executive officers”). Our board of directors also reviews compensation arrangements with respect to our Chief Executive Officer.

In accordance with the rules of the Commission, the following discussion provides certain compensation-related information with respect to our named executive officers for fiscal 2009, which consist of Messrs. Couder, Turin, Abely, Haynes, and LeMaitre and Ms. Rundle. For information as to how the identities of the named executive officers were determined, see “Fiscal 2009 Summary Compensation Table” below.

On July 9, 2008, Mr. Abely resigned as Chief Financial Officer effective as of July 31, 2008 and as of such date, was no longer an employee of Oclaro. Mr. Turin was appointed as Chief Financial Officer of Oclaro upon Mr. Abely’s resignation.

Overview

Our executive compensation program is designed to recognize our executives’ contributions to our business and provide incentives for them to deliver performance that meets or exceeds our objectives and increases stockholder value.

The following provides a brief overview of the more detailed disclosures set forth below in this Compensation Discussion and Analysis:

•	The objectives of our compensation program are to: (i) attract and retain the best executive talent; (ii) align the financial interests of executives with those of our stockholders; and (iii) pay for performance.

•	Our executive compensation consists primarily of: (i) base salary; (ii) incentive-based compensation, and (iii) long-term equity awards.

•	In making fiscal year 2009 compensation decisions, the compensation committee and the board of directors consulted with third party compensation consultants and benchmarked the compensation of our executives with a peer group of other optical component and semiconductor companies with characteristics similar to Oclaro.

•	We encourage a “pay-for-performance” environment by linking short-term incentive-based compensation to the achievement of overall company performance goals.

•	We use equity-based compensation as a means to align the interests of our executives with those of our stockholders and to retain key talent.

•	We have entered into severance and change of control agreements with our executives that are designed to encourage executive retention.

Objectives and Philosophy of Our Executive Compensation Program

The compensation committee establishes our executive compensation philosophy and oversees our executive compensation programs. Under the compensation committee’s supervision and with its approval, for fiscal year 2009, we implemented compensation policies, plans and programs intended to achieve the following objectives:

•	attract, retain and motivate the best executive talent;

•	align executives’ incentives with the creation of stockholder value;

•	ensure executive compensation is aligned with our corporate strategies and business objectives; and

•	promote the achievement of key corporate strategic and financial performance goals by linking short and long-term compensation incentives to the achievement of measurable corporate and individual performance goals.

We believe that the performance of our executives and our executive team should be the basis for determining the overall compensation of each of our executives, and the compensation committee establishes compensation packages that it believes are competitive with those of other companies in our industry that compete with us for executive talent. Compensation decisions are based on, among other things:

•	our operating performance;

•	the effectiveness of our executive team in managing our company;

•	geographic location of the executive; and

•	incentivizing executives to maximize stockholder value.

Base salary is used to recognize experience, skill, knowledge, long-term potential and responsibility and is an important element in retaining our named executive officers.

Certain performance objectives, which play an important role in our cash variable pay and equity compensation programs, are established by the compensation committee and relate to, among other things, our overall performance and the achievement of key company-wide operating objectives, such as sales growth, operating earnings, cash flow, and earnings per share factors that, if met, we believe will ultimately and positively affect stockholder value. As a result, these objectives formed the basis for rewarding executives through our cash variable pay plan and equity incentive program.

A portion of our executive compensation consists of stock option grants that vest over time. We award equity compensation in an effort to retain our executives and align their long-term interests with those of our stockholders by allowing the executives the opportunity to participate in the long-term success of our company since the value of the award or the return generated increases only if our share price increases and they remain employed with us at the time the equity award vests.

We compete with many other companies for executive personnel. Accordingly, the compensation committee generally targets overall compensation for executives at the median of compensation paid to executives at similarly situated companies in our peer group, as described below. Variations to this general target may occur as dictated by the experience level of the individual, geographic location and market factors, including risk of retention and ability of the executives to find equivalent positions outside of our industry.

Role of Executives and Compensation Consultants in Compensation Decisions

The compensation committee reviews and approves, or recommends for approval by the board, the compensation of the Chief Executive Officer and our other executive officers, including each element of their compensation.

In making compensation decisions, the compensation committee also surveys available information regarding the executive compensation paid by similarly sized (revenue, headcount, and market capitalization) public companies in the optical component and semiconductor industries, which we refer to as our peer group. The compensation committee reviews publicly available compensation data of companies in our peer group as well as surveys from consultants in the executive compensation field. In fiscal 2009, the compensation committee reviewed the Executive Benchmark Compensation & Benefit Survey provided by Radford Surveys and Consulting, a division of AON Consulting, Inc., which provides compensation data for similarly sized companies in the optical component and semi conductor industry.

In generating this report, Radford used a peer group of companies in the optical component and semiconductor market with comparable revenues and organization size, based on the number of employees and location of operations that compete with us for executives and other employees. For fiscal 2009, this peer group consisted of:

2Wire	Covad Communications	MBlox
Actel	DSP Group	Mindspeed Technologies
Adtran	Ebara Technologies	Neustar
Alpha & Omega Semiconductor	Ixia	OKI Data Systems
AMCC	Finisar Corporation	Philips Lumileds Lighting Company
ARM	Harmonic	PMC-Sierra
Asyst Technologies	IPG Photonics	Renesas Technology America
Atheros Communications	JDS Uniphase Corporation	Tessera Technologies
Avanex Corporation	Kyocera International	Trident Microsystems
Calix	Lattice Semiconductor

In addition to the above named peers, we selected ARM Holdings plc, Spirent Communications plc, Filtronic plc, Renishaw plc, Telent plc, and Dialight plc for United Kingdom executive compensation for Mr. Haynes.

For fiscal 2009 we relied on the Radford Survey data on the above named peer group of companies rather than detailed review and analysis of proxy data. Because of this change in benchmarking methodology as compared to fiscal 2008, we increased the size of the peer group in order to ensure sufficient data points for all executive positions and all elements of compensation.

With the assistance of Radford, our Executive Vice President of Human Resources provided our compensation committee with analysis of the competitiveness of our total compensation and rewards program for our executives, including base pay, variable pay and long-term incentives against those in our peer group. The Radford report included information on equity practices, such as the rate at which options are awarded, the percentage of shares utilized in equity programs in relation to the total shares outstanding, and forms of equity and allocation of awards. The report also included information on industry compensation trends, including allocation between short-term and long-term incentives in total executive compensation.

As an initial step in setting executive compensation, the compensation committee determines the median for cash compensation (salary plus variable pay) of the executives in the peer group of companies. The compensation committee, when making a final determination on the targets for short-term compensation, then either increases or decreases that amount for each executive position based on some or all of the following factors: geography, market, experience level, individual performance, criticality, prior employment compensation, current compensation, tenure, seniority, scope of responsibilities, availability of similar talent, strength of succession plans and the individual’s short-term to long-term compensation ratio.

Components of Our Executive Compensation Program

During fiscal 2009, the primary elements of our executive compensation program were:

•	base salary;

•	incentive-based cash compensation;

•	equity awards; and

•	severance and change in control benefits.

This mix of compensation components allows us to provide an overall executive compensation package that directly addresses our goals of retention, alignment of executive and stockholder interests and linking pay with performance.

In addition, each executive received benefits and other compensation made available to all of our employees including various geographically specific benefit plans made available to our employees in such locations, such as pension or retirement plans, private medical coverage, and group life insurance.

We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, the compensation committee, after reviewing information provided by the Compensation & Benefit Survey provided by Radford, determines independently what it believes to be the appropriate level and mix of the various compensation components in line with this market data.

Base Salary

Oclaro pays each of its executives a base salary in cash on either a bi-weekly or monthly basis. Base salary is used to reward the experience, skills, performance, knowledge, long-term potential and responsibilities of our executives and is an important element in retaining these individuals.

In establishing base salary, the compensation committee reviews and considers information regarding the base salary paid by comparable companies in our peer group by position, and based on data provided by Radford. In addition to considering this market data, the compensation committee also takes into account other factors when determining base salary, such as the seniority and tenure of the individual, the level of the individual’s responsibility, the ability to replace the individual, the base salary of the individual at his or her prior employment, if applicable, and the number of well-qualified candidates to assume the individual’s role. In keeping with our compensation philosophy of attracting and retaining individuals of high quality on our management team, executive base salaries have been targeted at the median of the range of salaries for executives in similar positions at comparable companies in our peer group. For some or all of the reasons enumerated above including their extensive level of expertise and experience, Mr. Abely and Ms. Rundle were paid base salaries above the median.

Base salaries are reviewed annually by our compensation committee, and, in certain cases, the compensation committee adjusts an executive officer’s base salary to realign salaries with the peer group median after taking into account individual responsibilities, performance, experience, and current compensation.

For example, in July 2008, the compensation committee reviewed all executive officers’ base salaries as part of our annual performance review. The committee recommended adjustments to the base salary of Mr. Turin and Mr. Haynes after reviewing peer group data showing that the base salary component for such named executive officers was below the median of the peer group in terms of competitive pay packages for the executive positions held by these individuals. Mr. Turin’s base salary increased from $220,000 to $260,000 effective August 1, 2008. On July 21, 2008, the compensation committee approved an increase in Mr. Haynes’ base salary, measured in U.S. dollars, from $350,000 to $360,000, effective August 1, 2008. Mr. Haynes’ salary is paid in British pounds. Measured at the end of fiscal 2009 with the dollar-pound exchange rate then in effect, which has fluctuated since Mr. Haynes’ salary increase was approved, Mr. Haynes’ base salary increased from $276,000 (£172,500) to $284,000 (£177,500).

For the last quarter of fiscal 2009, each of our named executive officers elected to take a 10% reduction of their base salaries for the period April 1, 2009 to June 30, 2009. This temporary measure was designed to help improve our overall compensation expense and cash balance for the last quarter of the fiscal year and ended as of July 1, 2009.

Incentive-Based Compensation

Incentive-Based Cash Variable Pay

In July 2008 and January 2009, we established incentive-based cash variable pay plans for our executives. These cash variable pay plans are an important component of the executive compensation program as they (1) reward performance and therefore instill a pay-for-performance philosophy and (2) support and reinforce the achievement of specific company strategic, operational and financial goals and objectives, and creation of stockholder value.

In establishing these cash variable pay plans, the compensation committee reviewed market data for 2008 that showed we were below our peer group in terms of total target cash compensation. The target variable pay opportunities (expressed as a percentage of base salary) set for each named executive officer for fiscal 2009 are targeted at the median of the peer group for the executive position held by the individual. The compensation committee during fiscal 2009 established two incentive-based variable pay plans. The first variable pay plan was adopted in July 2008, and established and measured awards based on performance metrics for the first half of fiscal 2009. The second variable pay plan was adopted in January 2009, and established and measured awards based on performance metrics for the second half of fiscal 2009. The committee decided to establish these plans and the metrics twice a year so as to have better visibility over the important financial metrics and measurable corporate goals in a rapidly changing economy and industry.

Amounts payable under the incentive-based variable pay plans were calculated based on established eligible target variable pay, or the eligible variable pay levels, of between 40% and 50% of annual base compensation for all participants in the variable pay plans, other than Mr. Couder. With respect to Mr. Couder, the board of directors established an eligible target variable pay level of 100% of his annual base compensation for fiscal 2009.

The compensation committee worked with the Chief Executive Officer to develop a set of measurable corporate goals for the incentive-based variable pay plans in order to tie the executive officers’ performance to achievement of the internal operating plans approved by the board of directors. The “target” levels set forth in the incentive-based variable pay plans, as further described below, are challenging, while the “stretch” goals, as also described below, which lead to increased compensation, required increasingly demanding levels of performance. At the time they were set, all of the targets and objectives were substantially uncertain to be achieved.

For the first half of fiscal 2009, the compensation committee established “trigger,” “target” and “stretch” goals weighted (i) fifty percent on the achievement of a specified level of non-GAAP operating income for the second quarter of fiscal 2009, ending December 27, 2008 and (ii) fifty percent on the achievement of a specified level of revenue for the first two quarters of fiscal 2009. The compensation committee selected these goals as they are important measures of progress toward the company’s operating goals, including achieving profitability. Under the plan both “trigger” levels must be achieved in order for payouts to be earned. This double-trigger mechanism ensures that the executive officers focus on achieving both metrics during the measurement period.

For the second half of fiscal 2009, the compensation committee established “trigger,” “target” and “stretch” goals weighted (i) fifty percent on the achievement of a specified level of adjusted EBITDA for the fourth quarter of fiscal 2009, ending June 27, 2009, and (ii) fifty percent on the achievement of specified Bookham stand-alone revenue goals for the third and fourth quarters of fiscal 2009. In the event of a successful merger between Oclaro (then Bookham) and Avanex before the end of the last quarter of fiscal, 2009, the first metric would be disregarded given the complex nature of such calculation post-merger. In this case, the “trigger,” “target” and “stretch” goals would be 100% weighted to the achievement of goal (ii) above. The compensation committee selected these goals as they are important measures of progress toward the company’s operating goals, including achieving profitability.

If the designated “trigger” goals in the applicable periods were achieved, the executives were entitled to receive an amount equal to 25% of their eligible annual variable pay level, and if designated “target” goals identified for the period were met, participants would receive an amount equal to 50% of their eligible annual variable pay level. No variable pay would be payable under the incentive-based variable pay plans if “trigger” goals for both financial metrics in the applicable variable pay plan were not met; any variable pay between the “trigger” and “target” goals was calculated linearly. If the “stretch” goals identified in the variable pay plans were achieved, participants were entitled to receive an amount equal to 75% of their eligible annual variable pay level. Any variable pay between the “target” goals and “stretch” goals was calculated linearly. Payments under the variable pay plans, if any, were made only after the audit committee certified that the financial metrics set forth in the variable pay plans were satisfied. The goals were set such that “target” performance should be attained approximately 70% of the time, with some payout (i.e., “trigger” achievement or above)

occurring about 90% of the time. In determining whether a performance metric was satisfied, the metric was calculated after accounting for the cost of the variable pay.

The target variable pay due upon achievement of the “target” goal under the incentive-based variable pay plan for the first half of fiscal 2009 was at the median variable pay level for our executives’ counterparts at companies in our peer group identified in Radford’s report. The target variable pay due upon achievement of the “target” goal under the incentive-based variable pay plan for the second half of fiscal 2009 was also at the median variable pay level for our executives’ counterparts at companies in our peer group identified in Radford’s report.

For the first half of fiscal 2009, the non-GAAP operating income “trigger” goal of negative $2.0 million was surpassed but the “target” goal of $0.1 million was not reached. Neither the revenue “trigger” goal of $130 million nor the “target” goal of $136 million was met and, therefore, the named executive officers did not achieve both goals under the “double trigger” plan.

On January 22, 2009, the compensation committee, after taking into account: (i) the satisfaction of the non-GAAP operating income metric, (ii) the significant investment of time and efforts made by the management team to the achievement of our strategic goals during the six-month period ended December 27, 2008, (iii) the execution of the definitive agreement in connection with the strategic transaction with Avanex Corporation, (iv) overall compensation levels of management and (v) the overall corporate performance and implementation of our business model, determined that the participants in the variable pay plan, which include each of our named executive officers, should receive payment within the levels contemplated under the plan. The compensation committee determined that the amount of the cash payment would equal the mean of the “trigger” and “target” goals set forth in the variable pay plan. The compensation committee granted this discretionary bonus for the reasons described above, as well as to provide the executive officers with incentive to remain with the company during the important transaction with Avanex.

For the second half of fiscal 2009, the merger between Bookham and Avanex was closed on April 27, 2009. As a result, the second-half variable pay program was based on the cumulative revenue (Bookham stand-alone) for the 6 months ended June, 2009. For this period, the cumulative stand alone revenue “trigger” of $92 million was exceeded, but not the “target” goal of $100 million, and therefore, the named executive officers did receive payment at 72% (of the 50%) under the plan for this six-month period.

Until his promotion on April 27, 2009, Mr. LeMaitre was serving as the Vice President of world-wide sales for our Telecom Division and Vice President of Marketing Communications. In his sales role, Mr. LeMaitre participated in the Bookham Sales Incentive Plan. Mr. LeMaitre’s participation in this quota-based plan was at a target level of 50% of 80% of his annual base salary. In his Marketing Communications role, the remaining 20% of Mr. LeMaitre’s annual base salary was eligible for the incentive-based cash variable pay plan for our executives at a target rate of 40%. Upon the close of the merger with Avanex, Mr. LeMaitre was promoted to Executive Vice President and Division Manager of our Advanced Photonics Solutions Division. In this role, 100% of Mr. LeMaitre’s annual base salary is eligible for the incentive-based cash variable pay plan at a target rate of 40%.

Equity Incentive Awards

Long-term Equity Awards

Our equity award program is the primary vehicle for offering long-term performance and retention incentives to our executives. We believe that time-based options provide our executives with a strong link to our long-term performance as increases in stock price increase the value of the underlying option grants. As a result, the long-term, time-based equity awards create an ownership culture and align the interests of our executives and our stockholders around a common goal of increasing our stock price. In addition, the vesting feature of our equity grants provides an incentive to our executives to remain in our employ during the vesting period.

We routinely grant eligible employees equity awards at the time of hire and also provide equity grants to key contributing employees annually. All equity based grants are made by the compensation committee, or a sub-committee of the compensation committee. The time-based options vest as to 25% of the shares subject to the option on the first anniversary of the date of grant and 1/48 of the shares subject to the option monthly thereafter over the remaining 36 months. The exercise price of all stock options is set at the closing price of our common stock on the NASDAQ Global Market on the date of grant. In accordance with our Stock Option Grant Policy, all new-hire option awards are granted on the 10th day of the month following the first date of employment. Annual equity awards to ongoing employees, if any, are granted on the 15th of August each year, subject to exceptions in certain limited instances. Any special grants (non-new hire or annual) made by the compensation committee are effective on the date of approval by the committee.

On April 21, 2009, our board of directors, upon the recommendation of the compensation committee, approved amendments to each of the then outstanding restricted stock agreements for our executives. Restricted stock now vests as to 25% of the shares subject to such restricted stock agreements on the first anniversary date of the grant and then quarterly thereafter over the remaining 36 months. Prior to the adoption of these amendments, the shares subject to each such restricted stock agreement vested as to 25% on the one-year anniversary of the grant date and an additional 2.083% at the end of each month following the first anniversary of the grant date until the fourth anniversary of the grant date. The amendments further provide that the shares subject to such restricted stock agreements shall now vest on a quarterly basis on the tenth day of the second month of each fiscal quarter. None of the amendments, however, revise the final vesting date for any of the restricted stock agreements that were so amended.

In determining the size of equity grants to our executives in fiscal 2009, our compensation committee considered comparative share ownership of executives in our peer group identified above, Radford survey data, our company-level performance, the applicable executive’s performance, the amount of equity previously awarded to the executive, the vesting of such awards, the retention value of those awards and the recommendations of management. The compensation committee reviews all components of the executive’s compensation when determining equity awards to ensure that an executive’s total compensation conforms to our overall philosophy and objectives. For fiscal 2009, the compensation committee awarded equity to our executives that were near the median for equity awards granted to comparable executives in the peer group and those identified in the Radford survey.

All grants of options and restricted stock to our executives are made by the compensation committee in accordance with our Stock Option Grant Policy. In fiscal 2009, the compensation committee granted our executives time-based options only. The committee chose to grant options rather than restricted stock to each named executive officer based on the recommendations of Radford. Given the general economic conditions and the depressed value of our stock, the use of our restricted shares provide little retention value given current stock price and constraints on the number of shares available in our pool. Instead, time-based stock options create both upside potential if our stock price increases as well as retention value. While many companies in our peer group continued to grant a mix of options and restricted stock, in order to minimize shareholder dilution and maximize retention, we chose to grant only option awards for fiscal 2009 to our named executive officers.

In fiscal 2009, our named executive officers received grants of stock options as part of the annual granting process as well as a special retention grant on May 13, 2009. This special grant was done to ensure that the executives of the newly merged company had adequate long-term retention incentive. Grants received earlier in the year as part of the normal annual granting process were dramatically underwater and had little or no retention value and as a result, the total equity compensation for each executive for fiscal 2009 was substantially below the peer group median.

Benefits and Other Compensation

We maintain broad-based benefits that are provided to all employees, including health and medical insurance, life and disability insurance and a 401(k) plan or, for executives and employees residing outside the U.S., a similar retirement plan. All executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees depending on their geographic location. We provided a car allowance to Mr. Haynes for fiscal 2009, but for fiscal 2010, this car allowance will be eliminated and consolidated into Mr. Haynes’ annual base salary.

Severance and Change-of-Control Benefits

Each of the named executive officers has entered into an Executive Severance and Retention Agreement. The Executive Severance and Retention Agreement provides, under certain circumstances, for payments upon termination of employment following a change of control of the company or termination without “cause” or for “good reason,” each as defined in the Executive Severance and Retention Agreement. Change of control payments of salary and accrued variable pay made under the agreement are subject to a “double trigger,” meaning that both a change of control and a termination are required. In other words, the change of control does not itself trigger benefits; rather, benefits are paid only if the employment of the executive is terminated during a specified period after the change of control. We believe a “double trigger” benefit maximizes stockholder value because it prevents an unintended windfall to executives in the event of a friendly change of control, while still providing them appropriate incentives to cooperate in negotiating any change of control in which they believe they may lose their jobs. We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “Potential Payments Upon Termination or Change of Control” below. Acceleration of equity awards is subject to a single trigger, meaning only the change of control is required to trigger the acceleration of vesting of equity awards.

We believe providing these benefits helps us compete for and retain executive talent. After reviewing the practices of companies represented in the peer group, we believe that our severance and change of control benefits are generally comparable with severance packages offered to executives by the companies in the peer group.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and our other officers whose compensation is required to be disclosed to our stockholders under the Exchange Act by reason of being among our four most highly compensated officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, the compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent as was done this year with the discretionary bonuses awarded to our executive officers.

SFAS 123R requires us to recognize in our statement of operations all share-based payments to employees, including grants of stock options and restricted stock to executives, based on their fair values. The application of SFAS 123R involves significant amounts of judgment in the determination of inputs into the Black-Scholes-Merton valuation model that we use to determine the fair value of share-based awards. These inputs are based upon highly subjective assumptions as to the volatility of the underlying stock, risk free interest rates and the expected life of the options. Judgment is also required in estimating the number of share-based awards that are expected to be forfeited. As required under accounting principles generally accepted in the U.S., we review our valuation assumptions at each grant date, and, as a result, our valuation assumptions used to value stock-based awards granted in future periods may vary from the valuation assumptions we have used previously. For incentive-based grants we also must apply judgment in determining the periods when, and if, the related performance targets become probable of being met.

Overall Analysis

We operate in a highly competitive industry. One of our principal goals is to achieve profitability by reducing expenses and increasing revenues. While we did not achieve all of our financial goals in fiscal year

2009, significant progress was made. We believe that our executives directly contributed to this progress. We also believe it is vital to retain and motivate our executive officers if we are to achieve our business and financial goals. For these reasons, the Board awarded discretionary bonuses this year. The total compensation packages paid to our named executive officers are intended to compensate them for services rendered and to retain them over the long-term. We use equity-based and incentive-based compensation to align the interests of our executives with those of the stockholders and to provide a further retention incentive. Finally, our short-term incentives support our pay for performance philosophy by linking the payment of cash variable pay to the achievement of overall company performance goals. Thus, we believe that our compensation program is designed to successfully achieve our objectives.

During fiscal 2010, we intend to continue monitoring the appropriate level of compensation of our executives through the use of third-party compensation consultants, review of the data provided by Radford surveys and continued comparison to the compensation practices of our peer group.

Summary Compensation Table

The following table sets forth certain information concerning the compensation for fiscal years 2009, 2008 and 2007 for each individual who served as our principal executive officer (Mr. Couder) and our principal financial officer (Mr. Abely and Mr. Turin) during fiscal year 2009 and our three other most highly compensated executive officers (Messrs. Haynes and LeMaitre and Ms. Rundle) who received annual compensation in excess of $100,000 during fiscal year 2009, collectively, our “named executive officers.”

Fiscal 2009 Summary Compensation Table

							Non-Equity
					Stock	Option	Incentive Plan		All Other
				Bonus	Awards	Awards	Compensation		Compensation		Total
Name and Principal Position	Year(1)	Salary ($)		($)(3)	($)(2)	($)(2)	($)		($)		($)

Alain Couder	2009	$487,500		$187,500	$135,469	$326,849	$161,958	(10)	$—		$1,299,276
President and Chief	2008	$432,692			$660,688	$199,234	$127,004		$—		$1,419,618
Executive Officer(4)	2007	$—		$—	$—	$—	$—		$—		$—
Jerry Turin	2009	$253,500		$39,000	$10,161	$136,790	$33,687	(10)	$—		$473,138
Chief Financial Officer(5)
Steve Abely	2009	$32,692		$—	$13,870	$74,651	$—		$36,121	(12)	$157,334
Former Chief Financial	2008	$330,846		$—	$616,563	$210,617	$59,500		$21,840		$1,239,366
Officer(6)	2007	$326,661		$—	$153,760	$194,394	$—		$21,840		$696,655
Jim Haynes	2009	$283,231	(9)	$49,051	$94,070	$165,199	$47,048	(9)(10)	$42,454	(9)(13)	$681,053
Chief Operating Officer	2008	$327,632	(9)	$—	$407,156	$116,740	$78,587	(9)	$49,828	(9)	$979,943
	2007	$317,226	(9)	$—	$77,006	$188,002	$—	(9)	$48,428	(9)	$630,662
Kate Rundle	2009	$292,500		$45,000	$12,000	$42,404	$38,870	(10)	$—		$430,774
Executive V.P. and	2008	$173,077		$—	$55,082	$8,764	$9,781		$—		$246,704
General Counsel(7)	2007	$—		$—	$—	$—	$—		$—		$—
Yves LeMaitre	2009	$243,750		$7,500	$9,225	$34,758	$80,000	(11)	$—		$375,233
Executive V.P. and Division Manager(8)

(1)	The years in this column refer to the fiscal years ended June 27, 2009, June 30, 2007 and June 28, 2008.

(2)	The amounts in this column for 2009 reflect the dollar amount computed for financial statement reporting purposes for fiscal year 2009, in accordance with SFAS 123R, of equity awards granted under our equity plans, including equity awards granted in and prior to fiscal year 2009. There can be no assurance that the SFAS 123R amounts will ever be realized. The assumptions we used to calculate these amounts are included in Note 14 to our audited consolidated financial statements included in our Annual Report on Form 10-K for fiscal year 2009. The options vest as to 25% of the shares subject to the option on the first anniversary of the date of grant and 1/48 of the shares subject to the option monthly thereafter over the remaining 36 months. Each option has a term of ten years, and generally expires shortly following the termination of the executive’s employment. The restricted stock awards initially vested either in full upon our achievement of targeted adjusted EBITDA at fiscal year-end 2008 or one-half as to 25% on the one-year anniversary of the grant date and an additional 2.083% at the end of each month following the first anniversary of the grant date until the fourth anniversary of the grant date and one-half as to 50% if we generate non-GAAP earnings before interest, taxes, depreciation and amortization (excluding restructuring charges, one-time items and the non-cash compensation expense from stock compensation) that are cumulatively greater than zero for two successive quarters and 50% if we generate non-GAAP earnings before interest, taxes, depreciation and amortization (excluding restructuring charges, one-time items and the non-cash compensation expense from stock compensation) that are cumulatively greater than 8% of revenues for two successive quarters. On April 21, 2009, the Board, upon the recommendation of the Compensation Committee, approved amendments to each of the then outstanding restricted stock agreements. Prior to the adoption of these amendments, the shares subject to each such restricted stock agreement vested as to 25% on the one-year anniversary of the grant date and an additional 2.083% at the end of each month following the first anniversary of the grant date until the fourth anniversary of the grant date. The amendments provide that the shares subject to such restricted stock agreements shall now vest on a quarterly basis on the tenth day of the second month of each fiscal quarter. None of the amendments, however, revise the final vesting date for any of the restricted stock agreements that were so amended.

(3)	The amounts in this column for 2009 represent the discretionary amounts awarded by the compensation committee under the incentive-based cash variable pay plan, as further described above under “Compensation Discussion and Analysis.”

(4)	Mr. Couder was appointed our President and Chief Executive Officer effective as of August 13, 2007.

(5)	Mr. Turin was appointed our Chief Financial Officer effective as of August 1, 2008. Mr. Turin previously served as our Corporate Controller since July 2005 and also as Vice President of Finance since April 2008.

(6)	Mr. Abely served as our as our Chief Financial Officer until his resignation, which was effective as of July 31, 2008.

(7)	Ms. Rundle was appointed our Executive Vice President, General Counsel and Corporate Secretary effective November 21, 2007.

(8)	Mr. LeMaitre was appointed our Executive Vice President and Division Manager effective as of April 27, 2009. Mr. LeMaitre previously served as our Vice President of Telecommunication Sales and Vice President of Corporate Marketing since February 2008.

(9)	Converted from U.K. pounds sterling to U.S. dollars using the noon buying rate of exchange of U.S. dollars to U.K. pounds sterling of $1.64 on June 26, 2009, $1.98 on August 1, 2008 and $2.03 on September 7, 2007, respectively.

(10)	For fiscal 2009, consists of payments in connection with our incentive-based cash variable pay plan related to the second six months of fiscal 2009, which were paid on August 7, 2009, as further discussed above under “Compensation Discussion and Analysis.”

(11)	For Mr. LeMaitre, consists of payment of $12,957 in connection with our incentive-based bonus plan related to the second six months of fiscal 2009, which was paid on August 7, 2009, and $67,043 in payments in connection with Mr. LeMaitre’s fiscal 2009 sales incentive plan, as further discussed above under “Compensation Discussion and Analysis.”

(12)	Consists of payment of $1,820 in car allowance and payment of $34,301 in accrued vacation, which was paid upon Mr. Abely’s resignation from the company on July 31, 2008.

(13)	Consists of $14,735 in car allowance, $25,455 pension contribution and $2,264 private medical allowance for fiscal 2009.

For more information about discretionary and non-discretionary payouts under the incentive-based cash variable pay plans for fiscal 2009, see the discussion under “Compensation Discussion and Analysis” above. For more information about the items included under the “All Other Compensation” column for fiscal 2009, see footnotes nine, 12 and 13 to the Fiscal 2009 Summary Compensation Table above. In terms of the stock awards and option awards for which disclosure is provided in the Fiscal 2009 Summary Compensation Table above, the options vest as to 25% of the shares subject to the option on the first anniversary of the date of grant and 1/48 of the shares subject to the option monthly thereafter over the remaining 36 months. Each option has a term of ten years, and generally expires shortly following the termination of the executive’s employment. The restricted stock awards initially vested either in full upon our achievement of targeted adjusted EBITDA at fiscal year end 2008 or one-half as to 25% on the one-year anniversary of the grant date and an additional 2.083% at the end of each month following the first anniversary of the grant date until the fourth anniversary of the grant date and one-half as to 50% if we generate non-GAAP earnings before interest, taxes, depreciation and amortization (excluding restructuring charges, one-time items and the non-cash compensation expense from stock compensation) that are cumulatively greater than zero for two successive quarters and 50% if we generate non-GAAP earnings before interest, taxes, depreciation and amortization (excluding restructuring charges, one-time items and the non-cash compensation expense from stock compensation) that are cumulatively greater than 8% of revenues for two successive quarters. On April 21, 2009, the board of directors, upon the recommendation of the compensation committee, approved amendments to each of the then outstanding restricted stock agreements. Prior to the adoption of these amendments, the shares subject to each such restricted stock agreement vested as to 25% on the one-year anniversary of the grant date and an additional 2.083% at the end of each month following the first anniversary of the grant date until the fourth anniversary of the grant date. The amendments provide that the shares subject to such restricted stock agreements shall now vest on a quarterly basis on the tenth day of the second month of each fiscal quarter. None of the amendments, however, revise the final vesting date for any of the restricted stock agreements that were so amended.

Fiscal 2009 Grants of Plan-Based Awards Table

The following table sets forth information regarding each grant of an award made to a named executive officer during fiscal year 2009 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received.

											All Other
										All Other	Option
										Stock	Awards:		Exercise or	Grant Date
			Estimated Possible Payouts				Estimated Future Payouts			Awards:	Number of		Base Price	Fair Value
			Under Non-Equity Incentive				Under Equity Incentive			Number of	Securities		of Option	of Stock
	Grant		Plan Awards				Plan Awards			Shares	Underlying		Awards	and Option
Name(7)	Date		Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)	or Units	Options (#)		($/Sh)	Awards(1)

Alain Couder	6/29/2008	(2)	$125,000	$250,000	$375,000		—	—	—	—	—		$—	$—
	12/28/2008	(3)	$125,000	$250,000	$375,000		—	—	—	—	—		$—	$—
	8/15/2008		$—	$—	$—		—	—	—	—	470,000	(6)	$1.78	$479,870
	5/13/2009		$—	$—	$—		—	—	—	—	300,000	(6)	$0.62	$134,400
Jerry Turin	6/29/2008	(2)	$26,000	$52,000	$78,000		—	—	—	—	—		$—	$—
	12/28/2008	(3)	$26,000	$52,000	$78,000		—	—	—	—	—		$—	$—
	8/15/2008		$—	$—	$—		—	—	—	—	120,000	(6)	$1.78	$122,520
	5/13/2009		$—	$—	$—		—	—	—	—	80,000	(6)	$0.62	$35,840
Jim Haynes	6/29/2008	(2)	$36,312	$72,623	$108,935		—	—	—	—	—		$—	$—
	12/28/2008	(3)	$36,312	$72,623	$108,935		—	—	—	—	—		$—	$—
	8/15/2008		$—	$—	$—		—	—	—	—	120,000	(6)	$1.78	$122,520
	5/13/2009		$—	$—	$—		—	—	—	—	100,000	(6)	$0.62	$44,800
Kate Rundle	6/29/2008	(2)	$30,000	$60,000	$90,000		—	—	—	—	—		$—	$—
	12/28/2008	(3)	$30,000	$60,000	$90,000		—	—	—	—	—		$—	$—
	8/15/2008		$—	$—	$—		—	—	—	—	120,000	(6)	$1.78	$122,520
	5/13/2009		$—	$—	$—		—	—	—	—	70,000	(6)	$0.62	$31,360
Yves LeMaitre	6/29/2008	(2)	$5,000	$10,000	$15,000		—	—	—	—	—		$—	$—
	6/29/2008	(4)	$50,000	$100,000	$—	(5)	—	—	—	—	—		$—	$—
	12/28/2008	(3)	$5,000	$10,000	$15,000		—	—	—	—	—		$—	$—
	8/15/2008		$—	$—	$—		—	—	—	—	80,000	(6)	$1.78	$81,680
	5/13/2009		$—	$—	$—		—	—	—	—	70,000	(6)	$0.62	$31,360

(1)	The amounts in this column reflect the total grant date fair value of the respective stock options computed in accordance with SFAS 123R.

(2)	For the first half of fiscal 2009, the compensation committee established “trigger,” “target” and “stretch” goals weighted (i) fifty percent on the achievement of a specified level of non-GAAP operating income for the second quarter of fiscal 2009, ending December 27, 2008 and (ii) fifty percent on the achievement of a specified level of revenue for the first two quarters of fiscal 2009. For more information, see the discussion above under “Compensation Discussion and Analysis.”

(3)	For the second half of fiscal 2009, the second-half variable pay program was based on the cumulative revenue (Bookham stand-alone) for the six months ended June 2009. For more information, see the discussion above under “Compensation Discussion and Analysis.”

(4)	In his sales role, Mr. LeMaitre participated in the Bookham Sales Incentive Plan. Mr. LeMaitre’s participation in this quota-based plan was at a target level of 50% of 80% of his annual base salary. For more information, see the discussion above under “Compensation Discussion and Analysis.”

(5)	Not applicable. Mr. LeMaitre’s fiscal 2009 sales incentive plan did not have a maximum payment amount.

(6)	The options vest as to 25% of the shares subject to the option on the first anniversary of the date of grant and 1/48th of the shares subject to the option monthly thereafter over the remaining 36 months.

(7)	Mr. Abely did not receive any grants of plan-based awards in fiscal 2009, and is therefore not included in this table.

Outstanding Equity Awards at Fiscal 2009 Year-End

The following table sets forth information concerning stock options that have not been exercised and unvested restricted stock awards for each of the named executive officers as of June 27, 2009.

	Option Awards							Stock Awards
										Market
	Number of		Number of							Value of
	Securities		Securities					Number of		Shares or
	Underlying		Underlying		Option			Shares or Units		Units of
	Unexercised		Unexercised		Exercise		Option	of Stock That		Stock That
	Options (#)		Options (#)		Price		Expiration	Have Not Vested		Have Not
Name(5)	Exercisable		Unexercisable		($)		Date	(#)		Vested ($)(1)

Alain Couder	217,708	(2)	257,292		$2.89		8/13/2017	109,375	(4)	$57,969
	—		470,000	(2)	$1.78		8/15/2018	—		$—
	—		300,000	(2)	$0.62		5/13/2019	—		$—
Jerry Turin	120,625	(2)	9,375		$4.91		11/11/2015	—		$—
	7,500	(2)	7,500		$2.01		6/12/2017	—		$—
	4,000	(2)	8,000		$1.75		1/28/2018	2,833	(4)	$1,501
	—		120,000	(2)	$1.78		8/15/2018	—		$—
	—		80,000	(2)	$0.62		5/13/2019	—		$—
Jim Haynes	15,000	(2)	—		$13.10	(3)	8/7/2013	—		$—
	7,500	(2)	—		$22.14	(3)	9/25/2013	—		$—
	5,000	(2)	—		$9.58	(3)	6/2/2014	—		$—
	10,500	(2)	3,500		$6.73		9/22/2014	—		$—
	111,979	(2)	13,021		$4.91		11/11/2015	9,115	(4)	$4,831
	12,500	(2)	12,500		$2.01		6/12/2017	—		$—
	36,503	(2)	73,004		$1.75		1/28/2018	28,092	(4)	$14,889
	—		120,000	(2)	$1.78		8/15/2018	—		$—
	—		100,000	(2)	$0.62		5/13/2019	—		$—
Kate Rundle	15,833	(2)	24,167		$2.40		11/26/2017	13,333	(4)	$7,066
	—		120,000	(2)	$1.78		8/15/2018	—		$—
	—		70,000	(2)	$0.62		5/13/2019	—		$—
Yves LeMaitre	28,125	(2)	61,875		$1.23		3/10/2018	21,875	(4)	$11,594
	—		80,000	(2)	$1.78		8/15/2018	—		$—
	—		70,000	(2)	$0.62		5/13/2019	—		$—

(1)	Calculated by multiplying the number of unvested shares by $0.53, the closing price per share of our common stock on the NASDAQ Global Market on June 26, 2009.

(2)	The options vest as to 25% of the shares subject to the option on the first anniversary of the date of grant and 1/48th of the shares subject to the option monthly thereafter over the remaining 36 months.

(3)	Converted from U.K. pounds sterling to U.S. dollars using the noon buying rate of exchange of U.S. dollars to U.K. pounds sterling of $1.64 on June 26, 2009.

(4)	On April 21, 2009, our board of directors, upon the recommendation of the compensation committee, approved amendments to each of these restricted stock agreements. Prior to the adoption of these amendments, the shares subject to each such restricted stock agreement vested as to 25% on the one-year anniversary of the grant date and an additional 2.083% at the end of each month following the first anniversary of the grant date until the fourth anniversary of the grant date. The amendments provide that the shares subject to such restricted stock agreements shall now vest on a quarterly basis on the tenth day of the second month of each fiscal quarter. None of the amendments, however, revise the final vesting date for any of the restricted stock agreements that were so amended.

(5)	Mr. Abely had no outstanding equity awards as of June 27, 2009, and is therefore not included in this table.

Fiscal 2009 Option Exercises and Stock Vested Table

The following table sets forth information regarding options exercised by the named executive officers and vesting of restricted stock held by the named executive officers during the fiscal year ended June 27, 2009.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares	Value Realized
	Acquired on	Value Realized	Acquired on	on Vesting
Name	Exercise (#)	on Exercise ($)	Vesting (#)(1)	($)(2)

Alain Couder	—	$—	265,265	$475,742
Jerry Turin	—	$—	5,167	$8,333
Steve Abely	—	$—	—	$—
Jim Haynes	—	$—	89,171	$142,812
Kate Rundle	—	$—	26,667	$42,213
Yves LeMaitre	—	$—	38,125	$61,581

(1)	Reflects restricted stock awards that vested in fiscal 2009.

(2)	Amounts shown represent the number of shares of restricted stock that vested on dates during fiscal year 2009 multiplied by the closing price of our common stock as quoted on the NASDAQ Global Market on each corresponding vesting date.

Potential Payments Upon Termination or Change of Control

The table below shows the benefits potentially payable to each of our named executive officers if he or she were terminated or a change of control occurred. These amounts are calculated on the assumption that the employment termination or change of control took place on June 27, 2009. The closing price per share of our common stock on the NASDAQ Global Market on June 26, 2009 was $0.53.

						Accelerated
	Base		Target		Accelerated	Vesting of
	Salary		Bonus		Vesting of	Restricted	Benefits		Total
Name(4)	($)		($)		Options(1)	Stock	($)(2)		($)

Alain Couder
Termination Without Cause	$541,667		$250,000		$—	$—	$40,834		$832,501
Change of Control	$541,667		$250,000		$—	$57,969	$—		$849,635
Jerry Turin
Termination Without Cause	$195,000		$52,000		$—	$—	$29,769		$276,769
Change of Control	$195,000		$52,000		$—	$1,501	$—		$248,501
Jim Haynes
Termination Without Cause	$266,285	(3)	$72,623	(3)	$—	$—	$6,927	(3)	$345,836
Change of Control	$266,285	(3)	$72,623	(3)	$—	$19,720	$—		$358,628
Kate Rundle
Termination Without Cause	$175,000		$60,000		$—	$—	$31,219		$266,219
Change of Control	$175,000		$60,000		$—	$7,066	$—		$242,066
Yves LeMaitre
Termination Without Cause	$145,833		$50,000		$—	$—	$17,538		$213,372
Change of Control	$145,833		$50,000		$—	$11,594	$—		$207,427

(1)	The exercise prices for all stock options outstanding as of June 27, 2009 are higher than the $0.53 closing price of our common stock as quoted on the NASDAQ Global Market on June 26, 2009; hence the calculated value of accelerating these awards is zero.

(2)	Consists of earned but unpaid vacation as of June 27, 2009.

(3)	Converted from U.K. pounds sterling to U.S. dollars using the noon buying rate of exchange of U.S. dollars to U.K. pounds sterling of $1.64 on June 26, 2009.

(4)	Mr. Abely resigned from Oclaro effective as of July 31, 2008 and was therefore not an employee of Oclaro as of June 27, 2009. As a result, Mr. Abely is not included in this table.

Compensation Committee Interlocks and Insider Participation

In the year ended June 27, 2009, our audit committee consisted of Greg Dougherty, Edward Collins, and Lori Holland. During fiscal 2009, Joe Cook, served on our audit committee from the beginning of the fiscal year through April 27 2009. In the year ended June 27, 2009, our compensation committee consisted of Greg Dougherty, Edward Collins, and Lori Holland. During fiscal 2009, Joe Cook, David Simpson and Bernard Couillaud served on our compensation committee from the beginning of the year through April 27 2009. In the year ended June 27, 2009, our nominating & corporate governance committee consisted of Joel Smith, Edward Collins, and Lori Holland. During fiscal 2009, W. Arthur Porter, Edward Collins and Bernard Couillaud served on our nominating & corporate governance committee from the beginning of the year through April 27 2009. During the year ended June 27, 2009, no executive officer of Oclaro served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served on our board of directors or compensation committee.

Corporate Governance

Our board of directors believes that good corporate governance is important to ensure that Oclaro is managed for the long-term benefit of stockholders. This section describes key corporate governance guidelines and practices that Oclaro has adopted. Complete copies of the committee charters and code of conduct described below are available on our website at www.oclaro.com. Alternatively, you can request a copy of any of these documents by writing to, Inc., 2584 Junction Avenue, San Jose, California 95134, Attention: Corporate Secretary.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to assist the board in the exercise of its duties and responsibilities and to serve the best interests of Oclaro and our stockholders. These guidelines, which provide a framework for the conduct of the board’s business, provide that:

•	the principal responsibility of the directors is to oversee the management of Oclaro,

•	a majority of the members of the board shall be independent directors,

•	the independent directors shall meet in executive session at least twice a year and at other times upon request of an independent director,

•	directors shall have full and free access to officers and employees of Oclaro and, as necessary and appropriate, independent advisors,

•	new directors shall participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis, and

•	at least annually the nominating and corporate governance committee shall oversee a self-evaluation of the board which is designed to determine whether it and the board committees are functioning effectively.

Board Determination of Independence

Under applicable NASDAQ rules, a director of Oclaro will qualify as an “independent director” only if, in the opinion of our board of directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our board of directors has determined that neither Bernard Couillaud, Edward Collins, Lori Holland, Greg Dougherty nor Joel Smith has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 5605 of the NASDAQ Stock Market, Inc. Marketplace Rules.

Director Attendance at Annual Meeting of Stockholders

Our Corporate Governance Guidelines provide that each director is responsible for his or her attendance at our annual stockholder meeting. Eight of our directors attended our 2008 annual meeting of stockholders.

Board of Directors Meetings

Our board of directors held 17 meetings, including by telephone conference, during fiscal 2009. The compensation committee of our board of directors held seven meetings, including by telephone conference, during fiscal 2009. The audit committee of our board of directors held six meetings, including by telephone conference, during fiscal 2009. The nominating and corporate governance committee of our board of directors held five meetings during fiscal 2009. All directors attended at least 75% of the meetings of our board of directors and the committees on which they served, if any, during the period that they served on our board of directors or any such committees.

Board Committees

Our board of directors has established three standing committees — audit, compensation, and nominating and corporate governance — each of which operates under a charter that has been approved by our board. A current copy of each committee’s charter is posted on the Governance section of our website, www.oclaro.com.

Since April 27, 2009, the members of the compensation committee of our board of directors are Mr. Dougherty (Chair), Mr. Collins and Ms. Holland; the members of the audit committee of our board of directors are Ms. Holland (Chair), Mr. Collins, and Mr. Dougherty; and the members of our nominating and corporate governance committee are Mr. Smith (Chair), Dr. Couillaud and Mr. Collins.

Prior to April 27, 2009, the members of the compensation committee of our board of directors were Joseph Cook (Chair), David Simpson and Mr. Couillaud; the members of the audit committee of our board of directors were Ms. Holland (Chair), Mr. Cook and Mr. Collins; and the members of our nominating and corporate governance committee were Mr. W. Arthur Porter (Chair), Mr. Collins and Mr. Couillaud.

Our board of directors has determined that all of the members of each of the board’s three standing committees are independent as defined under the rules of the NASDAQ Stock Market, including, in the case of all members of the audit committee, the independence requirements of Rule 10A-3 under the Exchange Act.

Audit Committee.  The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and evaluating the independence of our independent registered public accounting firm,

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from the firm,

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures,

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics,

•	establishing procedures for the receipt and retention of accounting related complaints and concerns, and

•	meeting independently with our independent registered public accounting firm and management. Our board of directors has determined that Lori Holland and Edward Collins are “audit committee financial experts” as defined in Item 407(d)(5)(ii) of Regulation S-K.

Compensation Committee.  The compensation committee’s responsibilities include:

•	reviewing and approving, or making recommendations to the board with respect to, the compensation of our chief executive officer and other executive officers,

•	making recommendations to the board with respect to incentive compensation and equity-based plans, and

•	administering our incentive compensation and equity-based plans.

Nominating and Corporate Governance Committee.  The nominating and corporate governance committee’s responsibilities include:

•	reviewing with the board, on an annual basis, the requisite skills and criteria for new board members and the composition of the board as a whole,

•	recommending to the board the persons to be nominated for election as directors and to each of the board’s committees,

•	reviewing and making recommendations to the board with respect to director compensation,

•	developing and recommending to the board corporate governance guidelines,

•	overseeing the self-evaluation of the board, and

•	overseeing an annual review by the board of succession planning.

Director Nomination Process

The process followed by the nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by the Chair and members of the committee and the board.

The Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) by and among Bookham, Ultraviolet Acquisition Sub, Inc. and Avanex, specified that the board of directors of Oclaro, the surviving entity of the merger between Bookham and Avanex consummated on April 27, 2009, would be composed of three directors from Avanex and four directors from Bookham. The nominating and corporate governance committee engaged in a special process in connection with the merger. Dr. W. Arthur Porter, the chairman of the nominating and corporate governance committee of Bookham prior to the merger, held discussions with the members of the boards of directors of both Bookham and Avanex prior to the closing of the merger regarding the individuals to serve on the board of directors of the surviving entity, Oclaro. A consensus was reached among the two boards as to the members of Oclaro’s board of directors. Effective at the closing of the merger on April 27, 2009, and in order to reflect the consensus reached by the two boards, each of Peter Bordui, Joseph Cook, Dr. Porter and David Simpson resigned. Also effective as of April 27, 2009, the board of directors of Oclaro, upon the recommendation of the nominating and corporate governance committee, appointed each of Giovanni Barbarossa, Gregory Dougherty and Joel A. Smith, III to the board to fill the vacancies resulting from the resignations described above. Pursuant to the consensus by the two boards, and as set forth in the Merger Agreement, Mr. Dougherty was also appointed as the chair of the compensation committee and Mr. Smith was appointed as the chair of the nominating and corporate governance committee, each effective as of April 27, 2009, and either Mr. Smith or Mr. Dougherty were to be appointed to the audit committee after the closing of the merger. On May 6, 2009, our board of directors appointed Mr. Dougherty to the audit committee.

In general, in considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the nominating and corporate governance committee will apply the criteria set forth in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, commitment to understanding our business and industry, experience, conflicts of interest and the ability to act in the interests of all stockholders. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities.

Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to our nominating and corporate governance committee, c/o Corporate Secretary, Oclaro, Inc., 2584 Junction Avenue, San Jose, California 95134. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the committee or the board, by following the procedures set forth under “Stockholder Proposals for 2010 Annual Meeting.”

At the annual meeting of stockholders, stockholders will be asked to consider the election of Bernard Couillaud and Greg Dougherty who have been nominated for election as a director for the first time. Mr. Dougherty was a member of the Avanex Board since April 2005 and joined the Oclaro Board in conjunction with the Avanex acquisition on April 27, 2009. Dr. Couillaud joined the Oclaro (formerly Bookham) Board in May 2008.

Communicating with the Directors

The board will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. The chairman of the board, with the assistance of our General Counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chairman of the board considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the board should address such communications to our board of directors c/o Corporate Secretary, Oclaro, Inc., 2584 Junction Avenue, San Jose, California 95134.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the code on our website, www.oclaro.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of the code.

Report of the Audit Committee of the Board of Directors

The audit committee has reviewed Oclaro’s audited financial statements for the fiscal year ended June 27, 2009 and has discussed these financial statements with Oclaro’s management and independent registered public accounting firm.

The audit committee has also received from, and discussed with Grant Thornton LLP, Oclaro’s independent registered public accounting firm, various communications that Oclaro’s independent registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board Rule 3200T.

Oclaro’s independent registered public accounting firm also provided the audit committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by he Public Company Accounting Oversight Board in Rule 3600T. The audit committee has discussed with the independent registered public accounting firm its independence from Oclaro.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the audit committee recommended to Oclaro’s board of directors that the audited financial statements be included in Oclaro’s annual report on Form 10-K for the fiscal year ended June 27, 2009.

By the Audit Committee of the Board of Directors of Oclaro, Inc.

Lori Holland, Chairman
Edward Collins
Greg Dougherty

Policies and Procedures for Related Person Transactions

Our board or directors has adopted a written policy that contains procedures for the reporting and review of any transaction, arrangement or relationship in which Oclaro is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our general counsel. Our policy requires that the proposed related person transaction be reviewed and, if deemed consistent with the standards contained in our policy, approved by the audit committee of our board of directors. Whenever practicable, the reporting, review and approval must occur prior to the effectiveness or consummation of the transaction. If advance review and approval is not practicable, our audit committee must review, and, in its discretion, may ratify the related person transaction. The policy permits the chairman of our audit committee to review and, if deemed consistent with the standards contained in our policy, approve the proposed related person transaction if it arises between audit committee meetings, subject to ratification of the related person transaction by our audit committee at its next meeting. Any related person transaction that is ongoing in nature must be reviewed annually by our audit committee.

A related person transaction reviewed under our policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, our audit committee must review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the related person transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

Our audit committee may approve or ratify the transaction only if our audit committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, Oclaro’s best interests. Our audit committee may impose any conditions on the related person transaction that it deems appropriate.

Our policy excludes from the definition of “related person transaction” the transactions identified by the Commission as not requiring disclosure under the Commission’s related person transaction disclosure rule. Accordingly, such transactions are not subject to reporting, review, approval or ratification under our policy. In addition, our board of directors has determined that, under certain circumstances, a transaction does not create a material direct or indirect interest on behalf of a related person (and therefore is not a related person transaction under our policy) including if:

•	the transaction is specifically contemplated by the provisions of our certificate of incorporation or bylaws; or

•	the related person’s interests in the transaction arise solely from his or her position as an executive officer of another entity (whether or not he or she is also a director of such entity) that is a participant in the transaction, where (i) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (ii) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (iii) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual consolidated gross revenues of the entity receiving payment under the transaction.

PROPOSAL 2 — APPROVAL OF A ONE-TIME STOCK OPTION EXCHANGE PROGRAM

Introduction

We are asking our stockholders to approve a one-time stock option exchange program, which we refer to below as the option exchange program. Our compensation committee recommended and our board of directors authorized the stock option exchange program on July 22, 2009, subject to stockholder approval. If implemented, this option exchange program would permit some of our employees to surrender certain outstanding options that are significantly “underwater” (i.e., those options with an exercise price that is significantly greater than the current trading price of our common stock) for cancellation in exchange for a lesser number of stock options with an exercise price equal to the closing price of our shares on the final day of the option exchange period, which will also be the grant date of the new options. The replacement stock options would be issued under our Amended and Restated 2004 Stock Incentive Plan, which we refer to as the 2004 Plan, and our Avanex Corporation 1998 Stock Plan, which we refer to as the 1998 Plan, depending on which plan the options surrendered for exchange were issued under.

We believe that this option exchange program would be in the best interests of our stockholders and Oclaro, as the replacement stock options would help us to retain and motivate further our most talented employees so that we can continue to build value for our stockholders. In addition, the option exchange program would reduce the total number of outstanding stock options held by our employees and — because we will incur minimal incremental compensation expense in connection with the exchange program — allow us to more effectively utilize the compensation expense that we have already recognized in our financial statements in connection with the grants of the existing underwater stock options.

Summary of the Option Exchange Program

The following is a summary of the material terms of the option exchange program, which are described in more detail below under the section, captioned “Terms of the Option Exchange Program”. If you approve this Proposal 2 we intend to effect the program on substantially the terms described below, although we may make immaterial variations for reasons of convenience, legal compliance or otherwise.

•	Only stock options issued at least 12 months prior to the date of the commencement of the option exchange program that have an exercise price of at least the greater of (a) $1.75 per share and (b) if greater than $1.75, the highest per share trading price of our common stock for the 52-week period immediately preceding the date of the commencement of the option exchange program, would be eligible to be exchanged for new options pursuant to the option exchange program;

•	The option exchange program would not be a one-for-one exchange of options. Rather, employees who participate in the program would exchange their existing options for fewer options with a lower exercise price. The exchange ratios for the exchange program would be determined in a manner intended to result in the grant of new options that have a fair value approximately equal to the fair value of the options surrendered for cancellation in the exchange. Therefore, the exchange program should not cause any material incremental costs in the stock-based compensation expense that we will recognize in our financial statements;

•	The exercise price of each new option would be equal to the closing price of our common stock on the NASDAQ Global Market on the final day of the option exchange period, which would also be the date of grant of the new options. Each new option would have a new term of seven years;

•	None of the new options would be vested on the date of grant. To enhance their retentive value, all new options issued pursuant to the exchange program would be subject to a new vesting schedule of two or three years, depending on the current vesting schedule of the options surrendered in the program;

•	In order to reduce our stock option dilution, upon completion of the exchange, we will cancel 3 million shares of common stock that would otherwise remain available for grant under the 1998 Plan until its expiration and

•	The option exchange program would generally be available to all of our employees who hold eligible options, other than the members of our board of directors, our named executive officers and certain other designated employees.

If our stockholders approve this Proposal 2 at the general meeting, we intend to commence the option exchange program as soon as practicable after the meeting. The actual implementation date will be set by our board of directors, our compensation committee, or an individual designated by the board or the compensation committee for such purpose. However, we must commence the option exchange program within 12 months of the date that our stockholders approve this Proposal 2, unless we seek additional stockholder approval for such program.

Reasons for the Option Exchange Program

The price of our common stock, along with that of other optical component/fiber optic companies, has been significantly impacted by the worldwide economic downturn. From September 2008 to July 1, 2009, share prices have declined on average more than 60% within our industry, based on a weighted average percentage of the changes in the share prices of Oclaro, JDS Uniphase, Finisar, Opnext and Oplink. This decline compares with the approximately 31% share price decline of the NASDAQ Composite Index during the same period.

Market capitalization declines have been particularly pronounced in certain industries, such as ours, since October 2008. Certain of our customers have reduced their spending plans, leading them to draw down their existing inventory and reducing anticipated orders for optical components. These actions have had an adverse impact on our own revenues and market capitalization. We are unable to predict the likely duration and severity of the current disruption in financial markets and adverse economic conditions in the U.S. and other countries, but the longer the duration the greater risks we face in operating our business.

These market factors have contributed to substantially all employee stock options granted by us prior to September 2008 being significantly underwater, including options that we have granted to our employees over the seven years prior. As of July 1, 2009, exercise prices for outstanding underwater options that would be eligible to be exchanged pursuant to the option exchange program ranged from $1.75 to $510.28, with an average exercise price of $6.29 per share, approximately 10 times above our current price of $.69 per share, the closing price of our common stock on the NASDAQ Global Market on such date. Our board of directors believes that these underwater options provide little motivational or retention value for our existing employees.

Our board of directors believes that allowing our employees the opportunity to exchange their underwater stock options for a lesser number of new at-the-money options (i.e., options that have an exercise price equal to the current trading price of our common stock) would help us retain such employees as well as provide an additional incentive for our employees during these difficult economic times. The newly-issued options would include additional vesting requirements to enhance their retentive value and no options would be eligible to be exchanged that have exercise prices below the greater of (a) $1.75 or (b) if greater than $1.75, the highest trading price of our common stock in the 52-week period immediately preceding the date that we commence the exchange offer to employees. The highest trading price of our common stock in the 52-week period immediately preceding the date of this proxy statement was $1.30. We plan to commence the exchange offer as soon as practicable after the general meeting if our stockholders approve this Proposal 2. The option exchange program is generally intended to be a “value neutral program” from an accounting perspective. Therefore, we do not expect that the program would result in any material incremental increase in our share-based compensation costs. Furthermore, members of our board of directors and our named executive officers would not be eligible to participate in this option exchange program. While these individuals also hold options that are significantly underwater, we have excluded them from participation in the option exchange program.

While we are executing an aggressive strategy (including cost cutting, salary freezes, and layoffs) designed to enable us to emerge from the downturn in the strongest possible position, we are concerned that the strain from these activities could adversely impact the morale and retention of our employees. In addition, as we discuss in more detail below, the underwater options that remain outstanding represent potential dilution for our stockholders and ongoing compensation expense for us even though the options provide minimal retentive value to our employees and may never be exercised. We believe that our proposed option exchange program would significantly mitigate our retention risk and create a positive solution for our employees and stockholders by reducing our stock option dilution and enhancing our return from the compensation expense already recognized for the existing underwater options.

Value to our Employees: Create a “Return on Investment” from our Equity Incentive Program

We are facing significant challenges relating to how we compensate our most talented employees in the current macroeconomic environment. As we are taking aggressive actions to conserve our cash balances and control our operating expenses, we have been unable to provide across the board increases to our employees’ total cash compensation this past year. With limited resources to expend on other employee-based benefits, we have experienced higher than average voluntary turnover rates this past fiscal year. Because of the worldwide demand for talent, we believe that the use of non-cash incentives, such as a viable equity incentive program, is essential to effectively attract and retain employees during these difficult times.

Our desire to maintain our overall stock dilution at or below the dilution levels of our peers and the broader market has limited our issuance of equity awards to a select group of employees who have a direct impact on helping us to attain our operational and strategic objectives. Approximately 40% of our employee base receives equity awards, either at the time of hire or on an ongoing basis. It is critical that our employees’ “return on investment” of time and effort in these equity awards be meaningful, and we believe that the option exchange program will make possible such a positive return on investment.

In response to deteriorating macroeconomic conditions, we have implemented restructuring activities to improve our operational efficiencies by reducing excess workforce and capacity. In addition, we have taken the following significant actions to reduce our global total compensation costs:

•	implemented a global salary freeze and salary reductions in certain locations;

•	implemented plant shut downs and leave-without-pay programs; and

•	taken other steps across our business to materially reduce our paid time off liability, expense for company provided cars, and expenses for the reimbursement of external education and training.

In the context of these pronounced benefit reductions and the challenges that we face retaining employees, we believe that the exchange program will allow us to provide a meaningful, tangible benefit to our employees at little additional cost to us.

Benefits to our Stockholders: Reduced Overhang and Effective Use of Compensation Expense

As of July 1, 2009, our stock option “overhang” (i.e., the total number of stock options outstanding as a percentage of our total common stock outstanding), as measured under the common guidelines of major proxy advisory services, was 8.49%, based on approximately 15,827,666 employee stock options outstanding and 186,020,922 total shares of common stock issued and outstanding. Approximately 8 million of these outstanding options would be eligible to be included in the exchange program. We believe that keeping these underwater options outstanding provides little or no retentive value to us. Nevertheless, these options will remain in “overhang” until they are exercised, expire or are cancelled. By replacing these outstanding options with fewer new at-the-money options, we would reduce our stock option overhang as measured by these services. The total overhang reduction is difficult to estimate and will only be known when the actual exchange is complete. However, if all eligible employees decided to tender their eligible underwater options in the exchange, and the fair values of the options received in the exchange are similar to our estimate of such fair values as of July 1, 2009, the option exchange program would reduce our overhang by approximately 25% (from 8.49% to 6.39%). In addition, in connection with the option exchange program, we will cancel three million shares of common stock currently available for grant under the 1998 Plan, which will further reduce dilution of our stockholders. These shares would otherwise remain available for us to grant to employees until the expiration the 1998 Plan in December 2009. Therefore, we expect that the option exchange program could meaningfully reduce the potential stock option dilution for our stockholders while helping us more effectively achieve the objectives of our equity program to attract, retain and motivate our employees.

Lastly, the option exchange program will allow us to enhance our return on the compensation expense that we have already recognized or will recognize with respect to existing underwater stock options. Generally, we recognize an expense that reduces our net income whenever we grant stock options to our employees. This share-based compensation expense is calculated at the time the option is granted (not exercised) in accordance with SFAS 123R and is recognized over the vesting period of the option. Because the amount of expense is not re-measured as our stock price declines, we must continue to incur expense for underwater options without regard to the decreasing likelihood that they will ever be exercised. By implementing a value neutral exchange with additional vesting requirements for the new stock options, the granting of the new options should not result in any material incremental SFAS 123R costs to us. At the same time, by allowing us to replace underwater options that have little or no retentive value with a lesser number of new at-the-money options, we believe that the exchange program would result in a meaningful, tangible benefit to our employees. Therefore, the exchange program would allow us to more efficiently utilize the share-based compensation expense that we have already recognized or will recognize in our financial statements.

Implementation of the Option Exchange Program

The implementation of the option exchange program is subject to the approval of our stockholders of this Proposal 2. If the program is commenced, eligible employees will be offered the opportunity to participate in the option exchange program pursuant to a written tender offer that will be distributed to all eligible employees. Eligible employees would be given at least 20 business days in which to accept the offer to surrender their eligible options for cancellation in exchange for fewer new stock options. The surrendered options would be cancelled and the new options would be granted upon the cancellation of the surrendered options. However, our board of directors reserves the right to postpone or cancel the program at any time before the exchange program begins.

Prior to the commencement of the option exchange program, we will file the written offer to exchange with the Commission, as part of a tender offer statement on Schedule TO. Eligible employees and our stockholders will be able to review, free of charge, the offer to exchange, and other related documents filed by us with the Commission on the Commission’s website at www.sec.gov.

Terms of the Option Exchange Program

Eligible Options

To be eligible for exchange pursuant to the option exchange program, an option must (i) have an exercise price of at least the greater of (a) $1.75 per share and (b) if greater than $1.75, the highest per share trading price of our common stock for the 52-week period immediately preceding the date of the commencement of the option exchange program and (ii) have been granted at least 12 months prior to the commencement of the option exchange program. This approach seeks to exclude from the option exchange program those stock options which, because they were granted during the recent economic downturn, are more likely to have a lower exercise price and a better chance at becoming “in-the-money” in the future.

Eligible Participants

The option exchange program would be open to all of our U.S. and international employees who hold eligible options, except for the following individuals:

•	members of our board of directors;

•	our named executive officers; and

•	certain employees residing outside of the United States.

Although we intend to include our international employees in the option exchange program, we may exclude some employees if local law would make their participation in the program illegal, inadvisable or impractical and where exclusion otherwise is consistent with our compensation policies with respect to that jurisdiction. To be eligible, an individual must be employed on the date the offer to exchange commences and remain employed through the date that the new options are granted. Therefore, the program is not available to former employees or retirees. As of July 1, 2009, there were approximately 795 employees who hold eligible options and would be eligible to participate in the option exchange program.

Exchange Ratios

We refer to the number of options that an employee must surrender for cancellation in exchange for one new replacement option as the “exchange ratio.” The exchange ratios for the option exchange program would be based on the exercise price of the existing options that are surrendered for exchange and the estimated fair value of the options that would be received in the exchange. If our stockholders approve this Proposal 2, we will determine the exchange ratios shortly before the offer to exchange commences.

We intend to establish the exchange ratios by dividing the eligible options into at least four groups based on their current exercise prices and assigning an exchange ratio to each group that is designed to result in an approximately value neutral exchange (calculated using the Black-Scholes option pricing model) for such group as a whole. The calculation of fair value using the Black-Scholes option pricing model takes into account many variables, such as the volatility of our common stock, the remaining term of the applicable options, the exercise prices of such options, the trading price of our common stock on the date of grant and the potential for forfeiture of such options if the service-based vesting requirements are not satisfied. As a result, the exchange ratios would not solely reflect the difference in the exercise prices of the existing options. Setting the exchange ratios in this manner will avoid Oclaro having to recognize any material incremental compensation expense upon the issuance of the new options. However, because the exchange ratios would be set prior to the actual exchange of options under the program, it is possible that we would recognize some additional material incremental compensation expense due to fluctuations in the trading price of our common stock between the time the ratios are set and the date the new options are granted.

The final exchange ratios have not been determined as of the date of this proxy statement. However, to illustrate the effect of the program on our outstanding options, we have set forth below an estimate of what the exchange ratios would be if they were set as of July 1, 2009, when the closing price of our common stock on the NASDAQ Global Market was $0.65 per share.

		Weighted Average		Maximum Number of
	Number of Shares	Remaining Life of		Shares Underlying
Per Share Exercise	Underlying Eligible	Eligible Options		Replacement Options
Price of Eligible Options	Options	(Years)	Exchange Ratio	that May Be Granted

$1.75 to $4.89	3,984,427	7.95	1.50 to 1	2,656,285
$4.90 to $6.72	2,114,337	5.89	2.00 to 1	1,057,169
$6.73 to 7.99	845,937	4.92	3.00 to 1	281,979
$8.00 and Up	1,075,220	2.86	6.00 to 1	179,203
	Total: 8,019,921			Total: 4,174,636

The total number of replacement options that an employee would receive in exchange for the surrender of eligible options would be determined, on a grant-by-grant basis, by converting the number of shares underlying the eligible option according to the appropriate exchange ratio and rounding down to the nearest whole share. For example, using the example exchange ratios set forth above, if an employee were to surrender 100 eligible options with an exercise price of $2.00 per share, the employee would receive 66 replacement options (100 divided by 1.50, rounded down to the nearest whole share) in exchange for the surrendered options. Likewise, if the employee surrendered 100 eligible options with an exercise price of $7 per share, the employee would receive 33 replacement options (100 divided by 3, rounded down to the nearest whole share). The exercise prices of the new replacement options will equal the closing price of our common stock on the NASDAQ Global Select Market on the final date of the exchange period.

Assuming the use of the illustrative exchange ratios and the estimated number of eligible options set forth above, if all eligible options are surrendered for cancellation in the option exchange program, the total maximum number of common stock underlying replacement options would be 4,174,636 shares, resulting in a reduction of 3,845,285 shares of common stock subject to outstanding employee stock options.

Election to Participate

Participation in the option exchange program would be completely voluntary and eligible employees would be permitted to exchange all or none of their eligible options on a grant-by-grant basis. If an employee declines to participate in the exchange program with respect to all or a portion of his or her eligible option grants, all existing stock options that are not surrendered will remain outstanding subject to their existing terms, including vesting schedules, expiration dates and exercise prices.

If you are both a stockholder and an employee who would be eligible to participate in the option exchange program, your vote to approve this Proposal 2 does not constitute an election to participate in the exchange program.

Terms of Replacement Options

All replacement options would be nonstatutory stock options granted under the 2004 Plan or the 1998 Plan. As stated above, the exercise price of all new options received in exchange for the surrender of existing eligible options would be equal to the closing price of our common stock on the final day of the exchange period, which will also be the date of grant of the new options. All new options will have a new exercise term of seven years. In addition, each new option would be subject to a new vesting schedule based on the time remaining in the existing vesting schedule of the options surrendered for cancellation in the exchange. The table below sets forth the new vesting schedules that would apply to the replacement options:

Time Remaining in Vesting Schedule
for Existing Options:	Vesting Schedule for New Options:

Fully Vested	Two Years (with 25% of the options vesting on the first anniversary of the grant date and the remaining options vesting in 12 equal monthly installments thereafter)
Partially Vested or Unvested	Three Years (with 25% of the options vesting on the first anniversary of the grant date and the remaining options vesting in 24 equal monthly installments thereafter)

An employee would not be able to exercise his or her new options prior to the time such options have vested in accordance with the schedule listed above. If any employee ceases to provide services to us prior to the end of the vesting period for any reason, all unvested options would be forfeited, subject to the provisions of the 2004 Plan or the 1998 Plan, as the case may be. The other terms and conditions of the replacement options would be set forth in new grant agreements to be entered into as soon as practicable beginning on the grant date. Any additional terms of the new options would generally be comparable to the terms and conditions of the options surrendered in the option exchange.

In general, options outstanding under our equity incentive plans have a term of seven to ten years and a vesting schedule of four years, with 25% of the options vesting on the first anniversary of the grant date and the remaining options vesting in equal monthly installments over the remaining three years. In designing the term and vesting schedules of the new options, we considered various alternatives, such as applying the weighted average term of the existing eligible options to the new options. However, we believe that the use of a seven-year term for all new options is appropriate because it enables us to apply a longer associated vesting schedule, which enhances the retentive power of the replacement awards. In addition, the seven-year term of the new options would be reflected in the Black-Scholes calculation used to arrive at the exchange ratios used in the option exchange program.

Cancellation of Surrendered Options

All eligible options that are surrendered pursuant to the option exchange program will be cancelled promptly at the end of the exchange period, and new options will be granted on that date. In addition, in order to reduce our stock option overhang and minimize dilution for our stockholders, we will immediately cancel three million shares of common stock reserved and available for future grant under the 1998 Plan in connection with the option exchange program. All other common stock subject to options cancelled in the exchange program will be returned to the share reserve of the applicable equity incentive plan under which the surrendered options were originally granted and will be available for future grant under such plan, except that shares subject to cancelled options granted under certain of our prior and assumed plans that have been consolidated into the 2004 Plan will be available for future issuance under the 2004 Plan.

Potential Modifications to Terms

It is currently our intention to make the option exchange program available to all of our eligible employees (other than directors and named executive officers), including eligible employees located in jurisdictions outside of the United States, where the exchange is permitted by local law and we determine that such employees’ participation is consistent with our compensation policies with respect to a particular jurisdiction. It is possible that we would need to make modifications to the terms of the option exchange program for any offers made to employees outside of the United States in order to comply with local requirements, or for tax or accounting reasons.

The terms of the option exchange program will be described in a tender offer statement that will be filed on Schedule TO with the Commission. Although we do not anticipate that the Commission would require us to modify the terms materially, it is possible that we will need to alter the terms of the option exchange program to comply with potential Commission comments.

Accounting Impact

We have adopted the provisions of SFAS 123R, which requires employee equity awards to be accounted for in our financial statements under the fair value method. Generally, when we grant new share-based awards, we recognize compensation expense for the fair value of such awards, which we recognize over the vesting schedule of the award. However, under these rules, the exchange of options pursuant to the option exchange program will be characterized as a modification of the existing option awards and no additional expense will be recognized if the modification is value neutral. To be value neutral under SFAS 123R, the fair value of the stock options surrendered as calculated immediately prior to their surrender must be at least equal to the fair value of the stock options received by employees in the option exchange program. As described above, we use the Black-Scholes option pricing model to determine the fair value of all stock options granted to employees. The ultimate accounting consequences will depend in part on participation levels as well as on the exchange ratios and vesting schedules established at the time of the option exchange. However, the program would result in incremental compensation expense of approximately $141,000 under SFAS 123R based on modeling at the time of this stockholder proposal. We believe this expense strikes an appropriate balance between the interests of employees and stockholders.

Any previously unrecognized compensation expense from the surrendered stock options and incremental compensation costs associated with the new stock options received in the option exchange program will be recognized over the vesting period of the new options.

U.S. Federal Income Tax Consequences

The following is a summary of the anticipated material U.S. federal income tax consequences of participating in the option exchange program. A more detailed summary of the applicable tax considerations to participants will be provided in the offer to exchange. We believe the exchange of eligible options for new options pursuant to the program should be treated as a non-taxable exchange and neither we nor any of our employees should recognize any income for U.S. federal income tax purposes upon the surrender of eligible options and the grant of new options. Since all new options issued under the option exchange program will be nonstatutory stock options, an employee who participates and receives the new options will recognize ordinary income upon exercise of the new options equal to the excess, if any, of the fair market value of the purchased common shares on the exercise date over the exercise price paid for those shares. At the time of exercise of the new options, the ordinary income will be subject to applicable tax withholding.

Upon disposition of the common shares resulting from the exercise of the new options, the participating employee will recognize a capital gain or loss (which will be long- or short-term depending upon whether the shares were held for more than one year) equal to the difference between the selling price and the sum of the amount paid for the shares plus any amount recognized as ordinary income upon acquisition of the shares. Additionally, as all new options will be nonstatutory stock options, an individual’s tax treatment upon exercise of the new options may differ from the treatment otherwise applicable to the surrendered eligible options. The tax consequences for participating employees subject to tax outside the United States may differ from the U.S. federal income tax consequences described in the preceding sentences. All holders of eligible options are urged to consult their own tax advisors regarding the tax implications of participating in the option exchange program under all applicable laws prior to participating in the option exchange program.

Plan Benefits Relating to the Option Exchange Program

The members of our board of directors and our named executive officers will not be eligible to participate in the option exchange program. With respect to those employees who are eligible to participate in the option exchange program, the decision to participate in the program is voluntary and, therefore, we are not able to predict:

•	who would participate in the program;

•	how many options would be surrendered for cancellation by any particular group of employees pursuant to the program; or

•	how many new options would be granted pursuant to the program.

Effect of Option Exchange Program on Stockholders

Although we are not able to predict the precise impact of the option exchange program on our stockholders because of the voluntary nature of the program, we have designed the program in a manner intended to ensure, from an accounting perspective, that the value of the options granted in the program is not materially greater than the value of the options surrendered. In addition, the option exchange program is intended to reduce our stock option overhang and minimize the stock option dilution for our stockholders, while effectively advancing the objectives of our equity program to attract, retain and motivate our employees. Lastly, because the program is designed to be approximately value neutral, it is also intended to more effectively recapture value from the share-based compensation expense that we have already recognized or will recognize in our financial statements.

EQUITY COMPENSATION PLAN INFORMATION

As of June 27, 2009, we maintained the 2004 Plan, the Bookham 1998 Equity Incentive Plan, the New Focus 1999 Plan, the New Focus 2000 Equity Incentive Plan, the 1998 Plan and the Avanex 1999 Director Option Plan. The following table summarizes our equity compensation plans as of June 27, 2009:

Number of Securities
Remaining Available for
	Number of Securities to		Future Issuance Under
	be Issued Upon Exercise		Equity Compensation
	of Outstanding Options	Weighted-Average	Plans (Excluding
	and Vesting of Restricted	Exercise Price of	Securities Reflected in
	Stock Units(1)	Outstanding Options(2)	Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	18,018,000	$4.20	12,803,000
Equity compensations plans not approved by security holders	—	—	—

	18,018,000	$4.20	12,803,000

(1)	As of June 27, 2009, there were 5.3 million options outstanding which were assumed in the merger with Avanex.

(2)	The weighted-average exercise price does not take into account ordinary shares issuable upon the vesting of outstanding restricted stock unit awards, which have no exercise price.

Summary of the 2004 Plan

The following is a summary of the material terms of the 2004 Plan and is qualified in its entirety by reference to the 2004 Plan. A copy of the 2004 Plan may be found attached as exhibit 10.1 to our Quarterly Report on Form 10-Q filed on February 6, 2008.

Administration.

Our compensation committee administers the 2004 Plan, under the authority delegated to it by our board of directors. The compensation committee has the authority to grant awards under the 2004 Plan and to adopt, amend and repeal administrative rules, guidelines and practices relating to the 2004 Plan. The compensation committee interprets the terms of the 2004 Plan and any award agreements entered into under it. The compensation committee may delegate to one or more of our officers the power to grant awards under the 2004 Plan, but such officers are not authorized to grant awards to any of our officers.

Eligible Participants.

All of the our employees, officers, directors, consultants and advisors are eligible to be granted awards under the 2004 Plan.

Shares Available for Awards.

Awards may be made under the 2004 Plan for up to 19,000,000 shares of common stock. The maximum number of shares of common stock that may be granted in awards to any participant is 1,000,000 per calendar year. The maximum number of shares that may be granted through awards that are not stock options or stock appreciation rights (“SARs”) is 17,000,000. The compensation committee will adjust the aggregate number of shares reserved for issuance under the 2004 Plan in the case of a stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of common stock other than an ordinary cash dividend. If any award expires or is terminated, surrendered or canceled without having been fully exercised, the unused common stock covered by such award shall again be available for grant under the 2004 Plan.

Types of Awards and Terms and Conditions.

The 2004 Plan permits the grant of the following awards: (i) nonstatutory stock options; (ii) incentive stock options (“ISOs”); (iii) SARs; (iv) restricted stock; and (v) other stock-based awards. Awards may be granted alone, in addition to, or in combination with any other award granted under the 2004 Plan.

Stock Options.

The compensation committee may grant incentive stock options or nonstatutory stock options with an exercise no less than the fair market value of our common stock at the date of grant. The option exercise price may be payable in cash, by delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver sufficient funds, by promissory note, or, at the discretion of the compensation committee, in shares of common stock having a fair market value on the exercise date equal to the exercise price.

Directors Options.

On the date of each annual meeting of stockholders of Oclaro, we will grant to each member of our board of directors who is not an employee a nonstatutory stock option to purchase 5,000 shares of common stock. Such options will have an exercise price equal to the closing sale price of our common stock on the trading date immediately prior to the date of grant and will be immediately exercisable at the time of grant. The compensation committee may impose conditions or vesting limitations on such grants, may increase or decrease the number of shares subject to such options, and may make additional grants of nonstatutory stock options to board members who are not employees.

Stock Appreciation Rights (SARs).

A SAR is an award entitling the holder, upon exercise, to receive an amount in cash or common stock based on the appreciation, after the date of grant, in the fair market value of our common stock. The date by which such appreciation is measured is the exercise date unless the compensation committee specifies otherwise. SARs may be granted in tandem with stock options (“tandem SARs”) or on their own (“independent SARs”). Tandem SARs are only exercisable when the related stock option is exercisable and will terminate upon the termination or exercise of the related stock option (except that a SAR that covers less than the full number of shares covered by a stock option will not be reduced until the number of shares covered by the exercised or terminated stock option exceeds the number of shares not covered by the SAR). Independent SARs are exercisable at such time or times, and on such conditions, as the compensation committee specifies in the award.

Restricted Stock.

The compensation committee may grant restricted stock awards entitling recipients to acquire shares of our common stock, subject to our right to repurchase all or part of such shares at their issue price upon certain specified conditions. The compensation committee determines the conditions for repurchase and the issue price, if any, of the restricted stock awards. Any restricted stock granted after January 25, 2008 that vests solely based on the passage of time may not be more than one-third vested prior to the first anniversary of the date of grant, no more than two-thirds vested prior to the second anniversary of the date of grant, and the balance must vest no more than ratably over the period from the second anniversary to the third anniversary of the date of grant. Any restricted stock awards granted after January 25, 2008 that do not vest solely based on the passage of time shall not vest prior to the first anniversary of the date of grant.

Other Stock-Based Awards.

The compensation committee may make other awards of shares of our common stock or other awards that are valued by reference to shares of our common stock. Such awards may be paid in shares of our common stock or in cash, as the compensation committee so determines. The compensation committee may determine the conditions of such awards, including any applicable purchase price.

Reorganization Event.

In the event of a reorganization event of Oclaro (as defined in the 2004 Plan), subject to certain limitations and restrictions as more fully described in the 2004 Plan, the compensation committee may:

•	provide that Awards (other than restricted stock) shall be assumed by the acquiring or succeeding corporation;

•	provide that unexercised stock options or other unexercised awards (other than restricted stock) shall become exercisable in full and will terminate immediately prior to the consummation of the reorganization event unless exercised by the holder in a specific time period;

•	provide that restrictions applicable to outstanding awards (other than restricted stock) shall lapse prior to the reorganization event;

•	provide that holders of awards (other than restricted stock) may receive a portion of the acquisition price in proportion to the number of shares of common stock subject to the holder’s awards minus the aggregate exercise price of the awards;

•	provide that awards (other than restricted stock) shall convert into a right to receive liquidation proceeds; and

•	in the case of restricted stock awards, may provide that, in a reorganization event that is not a liquidation or dissolution, Oclaro’s repurchase right shall transfer to Oclaro’s successor entity and apply to the consideration into which our common stock was converted or exchanged in the reorganization event.

Termination of Employment.

The compensation committee shall determine effect of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a holder on any award.

Duration, Termination and Amendment.

No awards shall be granted under the 2004 Plan after the completion of 10 years from the date on which the 2004 Plan was adopted by our board of directors, but awards previously granted may extend beyond that date. The compensation committee or our board of directors may amend, suspend or terminate the 2004 Plan or any portion of it at any time, except that no amendment requiring stockholder approval under any applicable legal, regulatory or Nasdaq listing requirement shall become effective until such stockholder approval is obtained. No award may be made that is conditioned upon stockholder approval of any amendment to the 2004 Plan.

Transferability of Awards.

Unless otherwise provided by the Compensation Committee, awards under the 2004 Plan may only be transferred by will or the laws of descent and distribution, or, other than in the case of an incentive stock option, under a qualified domestic relations order. In no event are transfers to a third party for consideration permitted.

Prohibition on Repricing Awards.

Unless approved by our stockholders, no stock option or SAR may be amended to reduce its exercise price or measurement price, the compensation committee may not cancel any outstanding stock option or SAR and grant in substitution any new awards with a lower exercise price or measurement price, and no outstanding stock option or SAR may be cancelled in exchange for cash, except in connection with a reorganization event or change of control. However, upon the approval of this Proposal 2 by our stockholders, we may conduct a one-time option exchange program pursuant to which outstanding options may be tendered to us for cancellation in exchange for the issuance of a lesser amount of new options with a lower exercise price.

U.S. Federal Income Tax Consequences.

The following is a brief summary of the U.S. federal income tax consequences of certain transactions under the 2004 Plan based on federal income tax laws in effect as of the date of this proxy statement. This summary is not intended to be exhaustive and does not describe foreign, state or local tax consequences, nor does it describe consequences based on particular circumstances. Each participant should refer to the actual text of the 2004 Plan and should consult with a tax advisor as to specific questions relating to tax consequences of participation in the 2004 Plan.

Incentive Stock Options.

No income generally will be recognized by an optionee upon the grant or exercise of an ISO. The exercise of an ISO, however, may result in alternative minimum tax liability. If common shares are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the exercise price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If common shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

Nonstatutory Stock Options.

In general, (a) no income will be recognized by an optionee at the time a nonstatutory stock option is granted; (b) at the time of exercise of a nonstatutory stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the exercise price paid for the shares and the fair market value of the shares on the date of exercise; and (c) at the time of sale of shares acquired pursuant to the exercise of a nonstatutory stock option, any increase (or decrease) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Stock Appreciation Rights.

No income will be recognized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant normally will be required to recognize ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any shares received on the exercise. Upon the sale of the shares, the participant will have capital gain or loss due to any increase (or decrease) in value of the shares after exercise. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Awards.

The recipient of restricted stock awards generally will be subject to tax at ordinary income rates on the fair market value of the underlying shares (reduced by any amount paid by the participant for such shares) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). Generally, the recipient will be subject to tax at vesting. However, a participant who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such stock awards. If a Section 83(b) election has not been made, any dividends received with respect to shares that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the participant. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales price and the fair market value of the shares on the date of grant or vesting, as applicable. Any capital gain or loss will be long-term if the participant held the shares for more than one year and otherwise will be short-term.

Other Stock-Based Awards.

The tax consequences associated with any other stock-based award granted under the 2004 Plan will vary depending on the specific terms of the award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the participant’s holding period, and amount paid for the award or underlying common stock.

Tax Consequences to Oclaro.

To the extent that a recipient recognizes ordinary income in the circumstances described above, we will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code. At such time, we will also have a withholding and reporting obligation with regard to such income.

Compliance with Section 409A of the Code.

The American Jobs Creation Act of 2004 revised the federal income tax law applicable to certain types of awards that may be granted under the 2004 Plan. To the extent applicable, it is intended that the 2004 Plan and any grants made under the 2004 Plan comply with the provisions of Section 409A of the Code.

Summary of the 1998 Plan

The following is a summary of the material terms of the 1998 Plan and is qualified in its entirety by reference to the 1998 Plan. A copy of the 1998 Plan may be found attached as exhibit 10.2 to the Avanex Annual Report on Form 10-K filed by Avanex on September 5, 2008.

Administration.

Our compensation committee administers the 1998 Plan, under the authority delegated to it by our board of directors. The compensation committee has the authority to select award recipients, determine the size of the award, determine the terms and conditions of any award, including exercise price, time for exercise and vesting restrictions, to modify or amend each award, to interpret the terms of the 1998 Plan and awards granted under it, and to prescribe or rescind rules and regulations relating to the 1998 Plan. The compensation committee’s decisions and interpretations are binding on participants in the 1998 Plan.

Eligible Participants.

All of the our employees, directors, and consultants are eligible to be granted nonstatutory stock options, stock purchase rights and restricted stock units. Only employees may receive incentive stock options.

Shares Available for Awards.

The maximum aggregate number of shares of common stock that may be issued under the 1998 Plan is 10,689,220 shares of our common stock, plus an annual increase added on the first day of our fiscal year equal to the lesser of (i) 2,170,400 shares, (ii) 4.9% of the outstanding shares on such date or (iii) a lesser amount determined by the compensation committee. The compensation committee will adjust the aggregate number of shares reserved for issuance under the 1998 Plan in the case of a stock split, reverse stock split, stock dividend, spin-off, combination or reclassification of or common stock, or any other increase or decrease in the number of issued shares of our common stock effected without receipt of consideration by us. If any award expires or is terminated, surrendered or canceled without having been fully exercised, the unused common stock covered by such award shall again be available for grant under the 1998 Plan.

Types of Awards and Terms and Conditions.

The 1998 Plan permits the grant of the following awards: (i) nonstatutory stock options; (ii) incentive stock options; (iii) stock purchase rights; and (iv) restricted stock units. Awards may be granted alone, in addition to, or in combination with any other award granted under the 1998 Plan.

Stock Options.

The compensation committee may grant incentive stock options or nonstatutory stock options. However, to the extent the fair market value of the shares subject to an incentive stock option exceed $100,000 in a calendar year, the option shall be treated as a nonstatutory stock option. No plan participant shall be granted options to purchase more than 8,139,000 shares of common stock in any one fiscal year, although in connection with his or her initial service, a participant may be granted options to purchase up to 24,170,000 shares that will not be counted towards that limit.

Incentive stock options may be granted with an exercise no less than the fair market value of our common stock at the date of grant; provided that in the case of an employee who holds more than 10% of our outstanding stock, the exercise price must be at least 110% of the fair market value. Nonstatutory stock options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code must be granted with an exercise no less than the fair market value of our common stock at the date of grant. The compensation committee may grant stock options with an exercise price less than fair market value in connection with a merger or similar corporate transaction.

The option exercise price may be payable in cash, check, promissory note, shares of common stock having a fair market value on the exercise date equal to the exercise price (as long as, in the case of shares received upon a stock option exercise, such shares have been owned for six months), under a cashless exercise program established by Oclaro, or by a reduction in the amount of any liability of Oclaro to the holder.

If the participant ceases to provide services to Oclaro, unless the compensation committee decides otherwise, the participant shall have three months from the date of termination to exercise his or her options with respect to any vested portion of such options.

Stock Purchase Rights.

The compensation committee may grant participants the right to purchase shares of our common stock (“stock repurchase rights”), subject to our option to repurchase such shares at the price paid by the participant upon the participant’s termination of employment. The compensation committee may set the rate at which our repurchase option lapses. In addition, the compensation committee may subject stock repurchase rights to vesting contingent on the achievement of specific performance goals. No participant may receive stock purchase rights covering more than 271,300 shares in any one fiscal year. However, in connection with an employee’s initial service, an Oclaro employee may be granted additional stock purchase rights covering up to 813,900 shares.

Restricted Stock Units.

A restricted stock unit is a bookkeeping entry the fair market value of one share of our common stock. The compensation committee may grant restricted stock units subject to vesting criteria, which may determine the number of restricted stock units that will be paid out to a participant or such other terms and conditions as it determines in its sole discretion. Upon meeting the applicable vesting or other restriction criteria, we will pay the participant, in cash, shares or a combination, according to the award agreement. In no event may a participant receive more than 271,300 restricted stock units in any one fiscal year. However, in connection with an employee’s initial service, an Oclaro employee may be granted additional restricted stock units up to 813,900.

Change of Control.

In the event of a dissolution or liquidation of Oclaro, the compensation committee may:

•	provide for a participant to have the right to exercise his or her stock option with respect to all shares of common stock covered by the option, until ten days prior to such to the liquidation or dissolution; and

•	provide that any repurchase option held by us and applicable to any award may lapse 100% and that any award vesting shall accelerate 100%.

To the extent an award has not been previously exercised (stock options and stock purchase rights) or vested (restricted stock units), an award will terminate immediately prior to the consummation of the dissolution or liquidation.

In the event of a merger or similar change of control of Oclaro (as set forth in the 1998 Plan), outstanding awards will be assumed, or an equivalent award will be substituted, by the successor corporation. In the event the successor refuses to so assume or substitute:

•	all stock options and stock purchase rights will fully vest and will be fully exercisable for 15 days after we send notice to participants of such event, and will terminate upon the expiration of such period; and

•	all other awards will be fully paid out immediately prior to the consummation of the change of control.

Duration, Termination and Amendment.

The 1998 Plan will terminate in December 2009. In addition, our board of directors may amend, suspend or terminate the 1998 Plan at any time. However, no amendment, suspension or termination of the 1998 Plan shall impair the rights of any participant, unless mutually agreed by the participant and the compensation committee or our board of directors otherwise. The termination of the 1998 Plan will not affect the compensation committee’s ability to exercise its powers with respect to stock options granted prior to such termination.

Transferability of Awards.

Unless determined by the compensation committee, an award may not be sold, pledged, assigned, transferred, or disposed of other than by will or by the laws of descent or distribution.

Authority to Reprice Awards.

Under the 1998 Plan, the compensation committee is empowered to reduce the exercise price of any stock option, stock repurchase right or restricted stock unit to the then current fair market value of our common stock if the fair market value of the common stock covered by such awards has declined since the date of grant. In addition, the compensation committee is authorized to institute an option exchange program under which stock options may be surrendered in exchange for options with a lower exercise price.

U.S. Federal Income Tax Consequences.

The following is a brief summary of the U.S. federal income tax consequences of certain transactions under the 1998 Plan based on federal income tax laws in effect as of the date of this proxy statement. This summary is not intended to be exhaustive and does not describe foreign, state or local tax consequences, nor does it describe consequences based on particular circumstances. Each participant should refer to the actual text of the 1998 Plan and should consult with a tax advisor as to specific questions relating to tax consequences of participation in the 1998 Plan.

Incentive Stock Options.

No income generally will be recognized by an optionee upon the grant or exercise of an ISO. The exercise of an ISO, however, may result in alternative minimum tax liability. If common shares are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the exercise price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If common shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

Nonstatutory Stock Options.

In general, (a) no income will be recognized by an optionee at the time a nonstatutory stock option is granted; (b) at the time of exercise of a nonstatutory stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the exercise price paid for the shares and the fair market value of the shares on the date of exercise; and (c) at the time of sale of shares acquired pursuant to the exercise of a nonstatutory stock option, any increase (or decrease) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Stock Purchase Rights.

When a stock purchase right is exercised, the participant generally will be required to include as ordinary income an amount equal to the difference between the fair market value of any common stock received on the exercise and the amount paid for such shares. Upon the sale of the shares, the participant will have capital gain or loss equal to the difference between the sales price and the fair market value of the shares on the day the stock purchase right was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Units.

The recipient of restricted stock unit awards generally will be subject to tax on the fair market value of the underlying shares at such time of vesting. When the shares are sold, the participant will have capital gain or loss equal to the sales price less the fair market value of the shares on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Tax Consequences to Oclaro.

To the extent that a recipient recognizes ordinary income in the circumstances described above, we will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code. At such time, we will also have a withholding and reporting obligation with regard to such income.

Compliance with Section 409A of the Code.

The American Jobs Creation Act of 2004 revised the federal income tax law applicable to certain types of awards that may be granted under the 2004 Plan. To the extent applicable, it is intended that the 2004 Plan and any grants made under the 2004 Plan comply with the provisions of Section 409A of the Code.

Stockholder Approval

This proposal for a one-time option exchange program will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. If our stockholders approve this proposal, we intend to commence the option exchange program as soon as practicable after the general meeting, but in no event later than twelve months after the date our stockholders approve the proposal. If our stockholders do not approve the proposal, the option exchange program will not take place.

Our Board recommends a vote “FOR”
the proposal to approve a one-time stock option exchange program.

PROPOSAL 3 — EXTENDING THE AUTHORIZATION OF OUR BOARD OF DIRECTORS TO EFFECT A REVERSE STOCK SPLIT FROM APRIL 27, 2010 TO DECEMBER 31, 2010.

Overview

At a special meeting of our stockholders held on April 27, 2009, our stockholders approved a proposal to authorize our board of directors to select and file one of several possible amendments to our restated certificate of incorporation to effect a reverse stock split of all issued and outstanding shares of our common stock at a reverse stock split ratio ranging from one-for-five to one-for-thirty and to effect a corresponding proportionate reduction in the total number of authorized shares of our common stock and preferred stock in connection with the reverse stock split. Our board of directors was authorized by our stockholders to file such amendment, at the board’s sole discretion, at any time within one year of the date of the special meeting, or up to April 27, 2010.

As of September   , 2009, our common stock currently trades below $1.00 per share on the Nasdaq Global Market. Under Nasdaq’s Listing Rule 5450, companies listed on the Nasdaq Global Market must maintain a minimum bid price of $1.00. Due to deteriorating economic conditions, Nasdaq had suspended the $1.00 minimum bid price rule, but it has reinstated the rule as of August 3, 2009. Under Nasdaq Listing Rule 5810, if our common stock continues to trade below $1.00 per share for 30 business days following August 3, 2009, we will receive a notice of deficiency from Nasdaq regarding the minimum bid price requirement and will have 180 days thereafter to raise our stock price above $1.00 for 10 consecutive trading days. If we transfer the listing of our common stock from the Nasdaq Global Market to the Nasdaq Capital Market, we will receive an additional 180 days to comply with the $1.00 minimum bid price requirement, provided that that is the only Nasdaq listing requirement we do not meet.

Assuming our common stock continues to trade below $1.00 per share for 30 business days following August 3, 2009, and assuming we are able to transfer the listing of our common stock to the Nasdaq Capital Market, we will have until September 9, 2010 to raise our stock price above $1.00 before it is delisted by Nasdaq. Such deadline is approximately five months after the authorization of our Board to effect a reverse stock split expires on April 27, 2010. In order to preserve the maximum flexibility for Oclaro, including in the event of any future suspension of the $1.00 minimum bid price requirement by Nasdaq, our board of directors has concluded that it is in the best interests of Oclaro and its stockholders to reserve the ability to effect a reverse stock split up to December 31, 2010, should our stock price continue to remain below the $1.00 minimum bid price up to any applicable Nasdaq deadline.

To date, we have not effected such a reverse stock split. Provided that we have not effected such a reverse stock split before October 21, 2009, the date of our annual stockholder meeting, our board of directors proposes that our stockholders authorize the Board to undertake such a reverse stock split, in the discretion of the board, within the same parameters approved by our stockholders at their special meeting on April 27, 2009, up to December 31, 2010. Our board of directors has unanimously approved the extension of such authorization to effect a reverse stock split. The board has declared the extension to be advisable and has recommended that it be presented to our stockholders for approval.

Upon receiving stockholder approval, our board of directors will have the sole discretion, but not the obligation, at any time up to December 31, 2010 and pursuant to Section 242(c) of the Delaware General Corporation Law to elect, as it determines to be in the best interests of Oclaro and its stockholders, whether to effect a reverse stock split, and if so, the whole number of shares of our common stock between and including five and thirty that will be combined and reclassified into one share of our common stock with the resulting corresponding proportionate reduction of the total number of authorized shares of our common stock and preferred stock. The discretion to select a specific reverse stock split ratio among those approved by our stockholders provides our board of directors with maximum flexibility to react to then-current market conditions.

By approving this extension of authorization, our stockholders: (a) extend their approval up to December 31, 2010 of a series of amendments to our restated certificate of incorporation, in substantially the form approved by our stockholders on April 27, 2009, pursuant to which any whole number of outstanding shares between and including five and thirty would be combined and reclassified into one share of our common stock and pursuant to which the total number of authorized shares of our common stock and preferred stock would be proportionately reduced; and (b) extend their authorization of our board of directors to file only one such amendment up to December 31, 2010, as determined by the board in its sole discretion, and to abandon each amendment not selected by the Board. Our board of directors may also elect not to undertake any reverse stock split and therefore abandon all amendments. The text of the form of certificate of amendment to the restated certificate of incorporation is attached hereto as Annex A and is in substantially the form of the certificate of amendment approved by our stockholders on April 27, 2009.

If approved by our stockholders, and following such stockholder approval, our board of directors may determine up to December 31, 2010 that effecting a reverse stock split is in the best interests of Oclaro and its stockholders, and the reverse stock split and the corresponding proportionate reduction in the total number of authorized shares of our common stock and preferred stock will become effective upon the filing of such amendment of our restated certificate of incorporation with the Secretary of State of the State of Delaware. The amendment filed thereby will contain the number of shares selected by our board of directors, within the limits approved by our stockholders on April 27, 2009, to be combined and reclassified into one share of our common stock, and the resulting corresponding proportionate reduction in the total number of authorized shares of our common stock and preferred stock. The decision by our board of directors to effect the reverse stock split, and if implemented the reverse stock split ratio, will be based on a number of factors, including market conditions, existing and expected trading prices for our common stock and the applicable listing requirements of the Nasdaq Global Market and, if applicable, the Nasdaq Capital Market.

If our board of directors elects to effect a reverse stock split, the number of issued and outstanding shares of our common stock would be reduced in accordance with a reverse stock split ratio determined by the board within the limits approved by our stockholders on April 27, 2009, and the total number of shares of our common stock and preferred stock that we are authorized to issue would be proportionately reduced.

Except for adjustments that may result from the treatment of fractional shares as described below, each Oclaro stockholder will hold the same percentage of our outstanding common stock immediately following the reverse stock split as such Oclaro stockholder held immediately prior to the reverse stock split. The par value of the common stock would remain unchanged at $0.01 per share.

Reasons for Extending the Authorization of the Reverse Stock Split

Our board of directors believes that a reverse stock split may be desirable for a number of reasons. The board believes that a reverse stock split may allow us to meet the listing requirements of, and thus remain listed on, the Nasdaq Global Market or, if applicable, the Nasdaq Capital Market. Extending the authorization of the reverse stock split to December 31, 2010 will give us the ability to effect the reverse stock split before its common stock may be delisted by Nasdaq, as explained below. In addition, the board believes that a reverse stock split could improve the marketability and liquidity of our common stock.

Our common stock is currently listed on the Nasdaq Global Market. According to applicable Nasdaq rules, in order for our common stock to continue to be listed on the Nasdaq Global Market, we must satisfy certain listing maintenance standards. Among other things, if the closing bid price of our common stock is under $1.00 per share for 30 consecutive trading days and does not thereafter reach $1.00 per share or higher for a minimum of ten consecutive trading days during the 180 calendar days following notification by Nasdaq, Nasdaq may take action to delist our common stock from trading on the Nasdaq Global Market. If we transfer the listing of our common stock from the Nasdaq Global Market to the Nasdaq Capital Market, a similar $1.00 minimum bid price requirement would apply. However, if we meet all the listing maintenance standards of the Nasdaq Capital Market except the $1.00 minimum bid price requirement, then we would have an additional 180 calendar days thereafter in order to raise our stock price above the minimum.

On October 16, 2008, Nasdaq announced that it had suspended the enforcement of its rules requiring a minimum bid price of $1.00 per share through January 16, 2009, and the suspension was subsequently extended by Nasdaq on December 18, 2008 and March 18, 2009, such that companies were not cited for failure to meet the minimum bid price requirement. Nasdaq reinstated the minimum bid price requirement on August 3, 2009. We do not expect to receive a staff deficiency notice with respect to the delisting of our common stock resulting from a failure to meet the minimum bid requirement unless we have failed to demonstrate compliance with the minimum bid requirement on or after August 3, 2009. As of September   , 2009, the closing bid price of our common stock was $     , lower than the minimum bid requirement. If the closing bid price remains below $1.00, and if we successfully transfer the listing of our common stock to the Nasdaq Capital Market, we would have until September 9, 2010 to meet the minimum bid price requirement. Extending the authorization for the reverse stock split to December 31, 2010 is intended to allow us full flexibility to comply with Nasdaq’s minimum bid requirement, including in the event Nasdaq were to suspend the minimum bid requirement for some period in the future, and thereby permit our common stock to continue to be listed on the Nasdaq Global Market or, if applicable, the Nasdaq Capital Market.

Our board of directors expects that a reverse stock split of our common stock would increase the market price of our common stock so that we would be able to maintain compliance with the Nasdaq minimum bid requirement for the foreseeable future.

Our board of directors also believes that the increased market price of our common stock expected as a result of implementing a reverse stock split could improve the marketability and liquidity of our common stock and encourage interest and trading in our common stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. It should be noted that the liquidity of our common stock may be harmed by the proposed reverse stock split given the reduced number of shares that would be outstanding after the reverse stock split. Our board of directors is hopeful, however, that the anticipated higher market price will reduce, to some extent, the negative effects of the policies and practices of institutional investors and brokerage houses described above on the liquidity and marketability of the common stock.

Notwithstanding the foregoing, there can be no assurance that: (a) the market price per share following the reverse stock split would rise in proportion to the reduction in the number of pre-split shares of our common stock outstanding before the reverse stock split; (b) the market price per share following the reverse stock split would remain in excess of the $1.00 minimum bid price for a sustained period of time, or long enough to satisfy Nasdaq’s continued listing requirements; (c) our common stock will not be delisted by Nasdaq due to a failure to meet other continued listing requirements even if the market price per post-reverse split share of our common stock remains in excess of the $1.00 minimum bid requirement; and (d) the reverse stock split would result in a per share price that would attract brokers and investors who do not trade in lower priced stock. The market price of our common stock will also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding and many of which are beyond our control. If the reverse stock split is effected and the market price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a reverse stock split.

The Board’s Discretion to Effect the Reverse Stock Split

If the authorization to effect a reverse stock split and a corresponding proportionate reduction in the total number of authorized shares of our common stock and preferred stock is extended to December 31, 2010 by our stockholders, the filing of any amendment to our restated certificate will continue to be effected, if at all, only upon a determination by our board of directors that a reverse stock split (with a reverse stock split ratio determined by the board as described above) and a proportionate corresponding reduction in the total number of authorized shares of our common stock and preferred stock are in the best interests of Oclaro and its stockholders. Such determination shall be based upon certain factors, including existing and expected marketability and liquidity of our common stock, meeting the listing requirements for the Nasdaq Global Market or, if applicable, the Nasdaq Capital Market, prevailing market conditions and the likely effect on the market price of our common stock. Notwithstanding approval by the stockholders of an extension of authorization for the reverse stock split, our board of directors may, in its sole discretion, abandon all of the proposed amendments and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect the reverse stock split and corresponding proportionate reduction in the total number of authorized shares of our common stock and preferred stock before December 31, 2010, as permitted under Section 242(c) of the Delaware General Corporation Law. If our board of directors does not effect the reverse stock split and the corresponding proportionate reduction in the total number of authorized shares of our common stock and preferred stock before December 31, 2010, stockholder approval again would be required prior to implementing any reverse stock split.

Summary of the Terms and Conditions of the Proposed Reverse Stock Split, as Approved by Our Stockholders at the Special Meeting of Stockholders on April 27, 2009

Effects of the Reverse Stock Split

After the effective date of the proposed reverse stock split and the corresponding proportionate reduction in the total number of authorized shares of our common stock and preferred stock, each Oclaro stockholder would own a reduced number of shares of our common stock. However, any reverse stock split and corresponding proportionate reduction in the total number of authorized shares of our common stock and preferred stock would affect all Oclaro stockholders uniformly and would not affect any stockholder’s percentage ownership interests in Oclaro, except to the extent that the reverse stock split results in any Oclaro stockholders owning a fractional share as described below. Voting rights and other rights and preferences of the holders of our common stock would not be affected by the proposed reverse stock split (other than as a result of the payment of cash in lieu of fractional shares). For example, a holder of 2% of the voting power of the outstanding shares of our common stock immediately prior to the reverse stock split would continue to hold 2% of the voting power of the outstanding shares of our common stock immediately after the reverse stock split. The number of stockholders of record would not be affected by the proposed reverse stock split (except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the proposed reverse stock split).

The principal effects of the reverse stock split would be that:

•	depending on the reverse stock split ratio selected by our board of directors, each five or thirty shares of our common stock owned by a stockholder, or any whole number of shares of our common stock between five and thirty as determined by the board, would be combined and reclassified into one new share of our common stock;

•	if the reverse stock split is effected, then, dependent on the reverse stock split ratio selected by the board:

•	the total number of authorized shares of our common stock would be reduced from 450,000,000 to a range of 90,000,000 to 15,000,000,

•	the total number of authorized shares of our preferred stock would be reduced to a range of 1,000,000 to 166,667, and

•	the total number of authorized shares of our capital stock would be reduced to a range of 91,000,000 to 15,166,667;

•	based upon the reverse stock split ratio selected by our board of directors, proportionate adjustments would be made to the per share exercise price and/or the number of shares issuable upon the exercise or vesting of all then outstanding Oclaro stock options, restricted stock awards, restricted stock units or warrants, which would result in, with respect to stock options and warrants, a proportional decrease in the number of shares of our common stock reserved for issuance upon exercise of, and a proportional increase in the exercise price of, all such stock options and warrants; and

•	the number of shares then reserved for issuance under our equity incentive plans would be reduced proportionately based upon the reverse stock split ratio selected by our board of directors.

The following table illustrates the effect of the reverse stock split ratio selected by our board of directors on the proportionate reduction of the authorized shares of our common stock and preferred stock:

	Total Authorized	Total Authorized	Total Authorized
	Shares of Oclaro	Shares of Oclaro	Shares of Oclaro
	Common Stock	Preferred Stock	Capital Stock

Pre-Split	450,000,000	5,000,000	455,000,000
1-for-5	90,000,000	1,000,000	91,000,000
1-for-6	75,000,000	833,333	75,833,333
1-for-7	64,285,714	714,286	65,000,000
1-for-8	56,250,000	625,000	56,875,000
1-for-9	50,000,000	555,556	50,555,556
1-for-10	45,000,000	500,000	45,500,000
1-for-11	40,909,091	454,545	41,363,636
1-for-12	37,500,000	416,667	37,916,667
1-for-13	34,615,385	384,615	35,000,000
1-for-14	32,142,857	357,143	32,500,000
1-for-15	30,000,000	333,333	30,333,333
1-for-16	28,125,000	312,500	28,437,500
1-for-17	26,470,588	294,118	26,764,706
1-for-18	25,000,000	277,778	25,277,778
1-for-19	23,684,211	263,158	23,947,368
1-for-20	22,500,000	250,000	22,750,000
1-for-21	21,428,571	238,095	21,666,667
1-for-22	20,454,545	227,273	20,681,818
1-for-23	19,565,217	217,391	19,782,609
1-for-24	18,750,000	208,333	18,958,333
1-for-25	18,000,000	200,000	18,200,000
1-for-26	17,307,692	192,308	17,500,000
1-for-27	16,666,667	185,185	16,851,852
1-for-28	16,071,429	178,571	16,250,000
1-for-29	15,517,241	172,414	15,689,655
1-for-30	15,000,000	166,667	15,166,667

In addition to the above effects, if a reverse stock split is implemented, it would increase the number of Oclaro stockholders who own “odd lots” of fewer than 100 shares of our common stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of common stock. Accordingly, for some stockholders a reverse stock split may not achieve the desired results of increasing marketability and liquidity of our common stock that have been outlined above.

Our common stock is currently registered under Section 12(b) of the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split would not affect the registration of the common stock under the Exchange Act. Our common stock would continue to be reported on the Nasdaq Global Market under the symbol “OCLR” (although, if the proposed reverse stock split is implemented, Nasdaq would likely add the letter “D” to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred).

Effective Date

The proposed reverse stock split would become effective at 5:00 p.m., Eastern time, on the date of filing of a certificate of amendment to our restated certificate of incorporation with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the effective date of the reverse stock split, shares of our common stock issued and outstanding immediately prior to the effective date of the reverse stock split would be combined and reclassified, automatically and without any action on the part of the stockholders, into a lesser number of new shares of our common stock in accordance with the reverse stock split ratio determined by our board of directors within the limits approved by our stockholders on April 27, 2009.

Payment for Fractional Shares

No fractional shares of our common stock would be issued as a result of the proposed reverse stock split. Instead, an Oclaro stockholder who would otherwise be entitled to receive fractional shares (after taking into account all fractional shares of our common stock otherwise issuable to such holder), upon receipt by the exchange agent selected by us of a properly completed and executed letter of transmittal, and where shares are held in certificated form, surrender to the exchange agent of the stockholder’s certificate(s) formerly representing pre-reverse stock split shares of our common stock, would be entitled to receive a cash payment (without interest) equal to the fraction of a share of our common stock to which such stockholder would otherwise be entitled multiplied by the closing sales price of a share of our common stock on the date the amendment effecting the reverse stock split is filed with the Secretary of State of the State of Delaware.

After the reverse stock split, stockholders would have no further interest with respect to their cashed-out fractional shares. A stockholder otherwise entitled to a fractional interest would not have any voting, dividend or other rights except to receive payment as described above.

Exchange of Stock Certificates

As soon as practicable after the effective date of the reverse stock split, holders of our common stock immediately prior to the effective date of reverse stock split would be notified that the reverse stock split has been effected. We would also select an exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-reverse stock split shares of our common stock would be asked to surrender to the exchange agent certificates representing pre-reverse stock split shares in exchange for certificates representing post-reverse stock split shares and payment in lieu of fractional shares (if any) in accordance with the procedures to be set forth in a letter of transmittal to be sent by us or our exchange agent. No new certificates will be issued to an Oclaro stockholder until such Oclaro stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Oclaro stockholders should not destroy any stock certificate and should not submit any certificates until requested to do so.

Accounting Consequences

The par value per share of our common stock would remain unchanged at $0.01 per share after the reverse stock split. As a result, on the effective date of the reverse stock split, the stated capital on our balance sheet attributable to our common stock would be reduced proportionally, based on the reverse stock split ratio, from its present amount, and the additional paid-in capital account would be credited (i.e., increased) with the amount by which the stated capital is reduced. The per share common stock net income or loss and net book value would be increased because there will be fewer shares of our common stock outstanding. The reverse stock split would be reflected retroactively in our financial statements. We do not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following discussion summarizes the material U.S. federal income tax considerations of the proposed reverse stock split that are expected to apply generally to U.S. Holders (as defined below) of our common stock. This summary is based upon current provisions of the Code, existing Treasury Regulations under the Code and current administrative rulings and court decisions, all of which are subject to change or different interpretation. Any change, which may or may not be retroactive, could alter the tax consequences to us or our stockholders as described in this summary. No ruling from the IRS has been or will be requested in connection with the reverse stock split. No attempt has been made to comment on all U.S. federal income tax consequences of the reverse stock split that may be relevant to particular U.S. Holders, including holders:

•	who are subject to special tax rules such as dealers, brokers and traders in securities, foreign persons, mutual funds, regulated investment companies, real estate investment trusts, insurance companies, banks or other financial institutions or tax-exempt entities;

•	who are subject to the alternative minimum tax provisions of the Code;

•	who acquired their shares of our common stock in connection with stock options, warrants, restricted stock units or stock purchase plans or in other compensatory transactions;

•	who hold their shares of our common stock as a hedge or as part of a hedging, straddle or other risk reduction strategy;

•	who are partnerships or other pass-through entities or investors in such pass-through entities;

•	who do not hold their shares of our common stock as capital assets;

•	whose shares of our common stock constitute qualified small business stock with the meaning of Section 1202 of the Code; or

•	who have a functional currency other than the U.S. dollar.

In addition, the following discussion does not address the tax consequences of the reverse stock split under state, local and foreign tax laws. Furthermore, the following discussion does not address the tax consequences of transactions effectuated before, after or at the same time as the reverse stock split, whether or not they are in connection with the reverse stock split.

For purposes of this discussion, a U.S. Holder means a beneficial owner of our common stock who is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any subdivision thereof;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust (other than a grantor trust) if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) it has a valid election in place to be treated as a U.S. person.

HOLDERS OF OUR COMMON STOCK ARE ADVISED AND EXPECTED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES AND THE CONSEQUENCES OF THE REVERSE STOCK SPLIT UNDER STATE, LOCAL AND FOREIGN TAX LAWS.

The reverse stock split is expected to qualify for one or more non-recognition provisions of the Code. Assuming the reverse stock split so qualifies, the following consequences would result:

•	no gain or loss would be recognized by us as a result of the reverse stock split;

•	an Oclaro stockholder who receives only our common stock in the reverse stock split generally would not recognize any gain or loss on the reverse stock split, and the aggregate tax basis of the post-reverse split shares received would be equal to the aggregate tax basis of the pre-reverse split shares exchanged therefor;

•	an Oclaro stockholder who receives both our common stock and cash in lieu of fractional shares of our common stock in the reverse stock split generally would recognize any gain inherent in our common stock surrendered up to the amount of cash received, but would not recognize any loss;

•	the aggregate tax basis of the post-reverse split shares received, including any fractional share not actually received, would be equal to the aggregate tax basis of the pre-reverse split shares exchanged therefor, increased by the amount of any gain recognized as a result of the reverse stock split;

•	the holding period of our common stock received in the reverse stock split would include the holding period of the pre-reverse stock split shares exchanged;

•	an Oclaro stockholder who receives only cash in exchange for our common stock in the reverse stock split generally would recognize gain or loss equal to the difference between such stockholder’s tax basis in the shares of our common stock exchanged and the amount of cash received in exchange for those shares; and

•	any gain or loss recognized by an Oclaro stockholder as a result of the reverse stock split would be a capital gain or loss and would be long term capital gain or loss if the stockholder’s holding period for the shares of our common stock exchanged is more than one year.

Certain Oclaro stockholders may be required to attach a statement to their tax returns for the year in which the reverse stock split is consummated that contains the information listed in Treasury Regulation Section 1.368-3(b), if applicable. Oclaro stockholders are urged to consult their own tax advisors with respect to the applicable reporting requirements.

For purposes of the above discussion of the bases and holding periods for shares of our common stock, and except as provided therein, stockholders who acquired different blocks of our common stock at different times for different prices must calculate their basis, gains and losses, and holding periods separately for each identifiable block of such stock exchanged, reclassified, canceled or received in the reverse stock split.

Any cash payments for fractional shares made to our stockholders in connection with the reverse stock split may be subject to backup withholding on a holder’s receipt of cash, unless such holder furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding or such stockholder is otherwise exempt from backup withholding. Any amount withheld under the backup withholding rules would generally be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

No Appraisal Rights

Under Delaware law, our stockholders are not entitled to dissenter’s appraisal rights with respect to the proposed amendments to our restated certificate of incorporation to effect the reverse stock split and to reduce the number of authorized shares of our common stock and preferred stock, and we will not independently provide our stockholders with any such right.

Vote Required; Recommendation of the Board

The affirmative vote of the holders of a majority of the voting power of our common stock outstanding on the record date for the Oclaro annual meeting of stockholders is required to approve the extension from April 27, 2010 to December 31, 2010 of the authorization to effect a reverse stock split and a corresponding proportionate reduction in the total number of authorized shares of our common stock and preferred stock, in accordance with the terms and conditions of such reverse stock split and reduction in shares approved by our stockholders at the special meeting of stockholders held April 27, 2009.

A failure to submit a proxy card or vote at the annual meeting, or an abstention, vote withheld or “broker non-vote” will have the same effect as a vote “FOR” Oclaro Proposal 3.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” OCLARO PROPOSAL 3 TO EXTEND THE AUTHORIZATION TO EFFECT A REVERSE STOCK SPLIT FROM APRIL 27, 2010 TO DECEMBER 31, 2010. SUCH REVERSE STOCK SPLIT WOULD BE EFFECTED IN ACCORDANCE WITH THE TERMS AND CONDITIONS APPROVED BY OUR STOCKHOLDERS AT THE SPECIAL MEETING OF STOCKHOLDERS HELD ON APRIL 27, 2009.

PROPOSAL 4 — RATIFICATION OF THE SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending July 3, 2010, subject to ratification by our stockholders at the annual meeting. If our stockholders do not ratify the selection of Grant Thornton LLP, our audit committee will reconsider the matter. A representative of Grant Thornton LLP, which served as our independent registered public accounting firm from February 11, 2008 until June 27, 2009, is expected to be present at the annual meeting to respond to appropriate questions and to make a statement if he or she so desires. Even if the selection of Grant Thornton LLP is ratified, our audit committee may, in its discretion, select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of Oclaro and its stockholders.

Board Recommendation

Our board of directors believes that the selection of Grant Thornton LLP as independent auditor for the fiscal year ending July 3, 2010 is in the best interests of Oclaro and our stockholders and, therefore, unanimously recommends that the stockholders vote “FOR” this proposal.

Principal Accountant Fees and Services

The following table summarizes the fees of Grant Thornton LLP, our independent registered accounting firm from February 11, 2008 until June 27, 2009. For the fiscal year ended June 27, 2009, audit fees include an estimate of amounts not yet billed by Grant Thornton LLP.

	Fiscal Year Ended	Fiscal Year Ended
Fee Category	June 28, 2008	June 27, 2009
	(In thousands)

Audit Fees(1)	$1,690	$1,945
Audit-Related Fees(2)	$—	$98
Tax Fees	$—	$—
All Other Fees	$—	$—
Total Fees	$1,690	$2,043

(1)	Audit fees consist of fees for the audit of our financial statements, the audit of our internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.” These services primarily relate to due diligence related to accounting consultations and audits in connection with acquisitions (including the Avanex merger), services in connection with the filing of registration statements with the Commission, and consultations concerning internal controls, financial accounting and reporting standards.

None of the all other fees billed in fiscal 2008 or fiscal 2009 were provided under the de minimis exception to the audit committee pre-approval requirements.

Pre-Approval Policies and Procedures

The audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such preapproval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The audit committee has also delegated to each individual member of the audit committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by a member of the audit committee pursuant to this delegated authority is reported on at the next meeting of the audit committee.

Change in Independent Registered Public Accounting Firm

On February 11, 2008, we dismissed Ernst & Young LLP, or EY, as our independent registered public accounting firm. The decision to dismiss EY was approved by our audit committee.

The reports of EY on our financial statements as of June 30, 2007 and July 1, 2006 and for each of the two fiscal years in the period ended June 30, 2007, contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, other than to include explanatory paragraphs related to substantial doubt about our ability to continue as a going concern and for the change of method of accounting for stock based compensation to Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” in the auditors’ report related to fiscal 2006.

During the fiscal years ended June 30, 2007, and July 1, 2006, and in the subsequent interim period through February 11, 2008, there have been no disagreements with EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of EY, would have caused EY to make reference thereto in its reports on our financial statements for such years.

During the years ended June 30, 2007 and July 1, 2006 and in the subsequent interim period through February 11, 2008 , other than as set forth in the following sentence there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K). As previously reported in our Annual Report on Form 10-K for the period ended June 30, 2006, our management identified a material weakness in its internal control related to the translation of intercompany loan balances in periods prior to July 1, 2006. Management believes that changes made to its internal controls in the quarter ended September 29, 2006 remediated this past material weakness by the end of the quarter ended December 30, 2006.

In connection with the filing of our Current Report on Form 8-K, which was filed on February 14, 2008, we furnished a copy of the above disclosures to EY and requested that EY furnish the Registrant with a letter addressed to the Securities and Exchange Commission stating whether or not EY agrees with the above statements. A copy of such letter dated February 13, 2008 was attached as Exhibit 16.1 to such Current Report on Form 8-K, and read as follows:

“We have read Item 4.01 of Form 8-K dated February 11, 2008, of Bookham, Inc. and are in agreement with the statements contained in the first, second, and third paragraphs, the first two sentences of the fourth paragraph, and the first sentence of the fifth paragraph, under Item 4.01 on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Regarding the registrant’s statement concerning the lack of internal control to prepare financial statements, included in the fourth paragraph under Item 4.01 on page 2 therein, we had considered such matter in determining the nature, timing, and extent of procedures performed in our audit of the registrant’s fiscal 2006 financial statements.”

On February 11 , 2008, we engaged Grant Thornton LLP, or Grant Thornton, as our new independent registered public accounting firm to audit our financial statements for the year ended June 28, 2008 and to review the financial statements to be included in the our quarterly report on Form 10-Q for the quarter ending March 29, 2008.

Prior to our engagement of Grant Thornton, neither we nor anyone on behalf of the Registrant consulted with Grant Thornton during our two most recent fiscal years and through the subsequent interim periods in any manner regarding any matters described in Item 304(a)(2)(i) or Item 304(a)(2)(ii) of Regulation S-K.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

If a stockholder intends to submit a proposal for inclusion in the proxy statement and proxy card for our 2010 annual meeting, the stockholder must follow the procedures outlined in Rule 14a-8 under the Exchange Act. We must receive any proposals intended for inclusion in the proxy statement at our principal executive offices, Oclaro, Inc., 2584 Junction Avenue, San Jose, California 95134, Attention: Corporate Secretary, no later than June 1, 2010.

If a stockholder wishes to present a proposal at the 2010 annual meeting, but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, the stockholder must also give written notice to us at the address noted above. Our bylaws specify the information that must be included in any such notice, including a brief description of the proposal and the name of the stockholder proposing such business. We must receive this notice at least 90 days, but not more than 120 days, prior to October 21, 2010. However, if the 2010 annual meeting is scheduled to be held prior to October 1, 2010 or after December 20, 2010, the notice must be received no earlier than the 120th day prior to the 2010 annual meeting and no later than the close of business on the later of (1) the 90th day prior to the 2010 annual meeting and (2) the 10th day following the date on which notice of the date of the meeting was mailed or public disclosure was made, whichever occurs first. If the stockholder fails to provide timely notice of a proposal to be presented at the 2010 annual meeting, the chairman of the meeting may exclude the proposal from being brought before the meeting and the proxies designated by our board of directors will have discretionary authority to vote on such proposal should it be allowed to come before the meeting.

HOUSEHOLDING OF PROXY STATEMENT

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of our annual report and/or proxy statement to you if you call or write us at the following address or phone number: Oclaro, Inc., 2584 Junction Avenue, San Jose, California 95134, Attention: Corporate Secretary, (408) 383-1400. If you would like to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

FINANCIAL STATEMENTS AVAILABLE

A copy of our 2009 Annual Report on Form 10-K containing audited financial statements accompanies this proxy statement. Such financial statements are hereby incorporated herein by reference.

OTHER MATTERS

Our board of directors knows of no other business that will be presented for consideration at the annual meeting other than that described above. Under our bylaws, the deadline for stockholders to notify us of any proposals or director nominations to be presented at the annual meeting has passed. However, if any other business should come before the annual meeting, it is the intention of the persons named in the enclosed proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

We will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, telegraph, facsimile and personal interviews. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse brokerage houses and other persons for their reasonable expenses in connection with this distribution.

We encourage you to attend the annual meeting in person. However, in order to make sure that you are represented at the annual meeting, we urge you to vote your shares over the Internet or by telephone as provided in the instruction set forth on the proxy card, or complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. Stockholders who attend the meeting may vote their stock personally even though they have sent in their proxies.

By order of the Board of Directors,

/s/  Alain Couder
Alain Couder
President, Chief Executive Officer and Director

September   , 2009
San Jose, California

Annex A

FORM OF CERTIFICATE OF AMENDMENT

CERTIFICATE OF AMENDMENT
TO THE RESTATED CERTIFICATE OF INCORPORATION
OF OCLARO, INC.

A Delaware Corporation

Oclaro, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

First:  The name of the Corporation is Oclaro, Inc.

Second:  The date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was June 29, 2004, as restated on September 9, 2004 and amended on April 27, 2009.

Third:  The Board of Directors of the Corporation, acting in accordance with provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Certificate of Incorporation as follows:

The first paragraph of Article FOURTH is hereby deleted in its entirety and replaced as follows:1

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is [  ]2 shares, consisting of (i) [  ]2 shares of Common Stock, $0.01 par value per share (“Common Stock”), and (ii) [  ]2 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”). Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment to the Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware (the “Effective Time”), each [five (5), six (6), seven (7), eight (8), nine (9), ten (10), eleven (11), twelve (12), thirteen (13), fourteen (14), fifteen (15), sixteen (16), seventeen (17), eighteen (18), nineteen (19), twenty (20), twenty-one (21), twenty-two (22), twenty-three (23), twenty-four (24), twenty-five (25),

1 These amendments approve the combination and reclassification of any whole number of shares of our common stock between and including five (5) and thirty (30) into one (1) share of our common stock, and approve a proportionate reduction in the total number of shares of our common stock and preferred stock that we are authorized to issue (with respect to such proportionate reduction, see note 2 below). By these amendments, our stockholders would approve each of the twenty-six (26) amendments proposed by our board of directors. The Certificate of Amendment filed with the Secretary of State of the State of Delaware will include only that amendment determined by our board of directors to be in the best interests of Oclaro and its stockholders. The other twenty-five (25) amendments will be abandoned pursuant to Section 242(c) of the Delaware General Corporation Law. Our board of directors may also elect not to effect any reverse stock split and proportionate reduction in the total number of shares of our common stock and preferred stock that we are authorized to issue, in which case all twenty-six (26) proposed amendments will be abandoned.
2 The number of shares of each of (i) our total authorized capital stock, (ii) our total authorized common stock and (iii) our total authorized preferred stock would each be reduced on a proportionate basis assuming that our board of directors elects to effect a reverse stock split, which proportionate reduction will be based on the whole number of shares of our common stock between and including five (5) and thirty (30) that will be combined and reclassified into one (1) share of our common stock in the reverse stock split, as illustrated in the tables under the caption “Summary of the Terms and Conditions of the Proposed Reverse Stock Split, as Approved by Our Stockholders at the Special Meeting of Stockholders on April 27, 2009 — Effects of the Reverse Stock Split” in the section of the accompanying proxy statement entitled “Proposal 3 — Extending the Authorization of Our Board of Directors to Effect a Reverse Stock Split from April 27, 2010 to December 31, 2010.”

A-1

twenty-six (26), twenty-seven (27), twenty-eight (28), twenty-nine (29), thirty (30)] 1 shares of the Corporation’s Common Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (“Old Common Stock”) shall, automatically and without any action on the part of the respective holders thereof, be combined and reclassified into one (1) share of Common Stock, par value $0.01 per share, of the Corporation (“New Common Stock”). Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued and, in lieu thereof, upon receipt after the Effective Time by the exchange agent selected by the Corporation of a properly completed and duly executed transmittal letter and, where shares are held in certificated form, the surrender of the stock certificate(s) formerly representing shares of Old Common Stock, any stockholder who would otherwise be entitled to a fractional share of New Common Stock as a result of the foregoing combination and reclassification of the Old Common Stock (such combination and reclassification, the “Reverse Stock Split”), following the Effective Time (after taking into account all fractional shares of New Common Stock otherwise issuable to such stockholder), shall be entitled to receive a cash payment (without interest) equal to the fractional share of New Common Stock to which such stockholder would otherwise be entitled multiplied by the closing sales price (as adjusted to give effect to the Reverse Stock Split) of a share of the Corporation’s Common Stock on the NASDAQ Global Market (or, if the Corporation’s Common Stock is not then listed on the NASDAQ Global Market, any other national securities exchange, market or trading or quotation facility on which the Corporation’s Common Stock is then listed or quoted) on the date this Certificate of Amendment to the Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without any action on the part of the respective holders thereof, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been combined and reclassified (as well as the right to receive cash in lieu of any fractional shares of New Common Stock as set forth above); provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been combined and reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled as set forth above.”

Fourth:  The foregoing amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

In Witness Whereof, Oclaro, Inc. has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer and attested by its Secretary this  day of           .

Oclaro, Inc.

By:
Alain Couder
President and Chief Executive Officer
ATTEST:

          , Secretary

A-2

FORM OF PROXY CARD
OCLARO, INC. ATTN: STOCK ADMINISTRATION 2584 JUNCTION AVENUE SAN JOSE, CA 95134	VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Oclaro, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Oclaro, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

To withhold authority to vote for any
OCLARO, INC.					individual nominee(s), mark “For All Except”
		For	Withold	For All	and write the number(s) of the nominee(s) on
Vote on Directors		all	All	Except	the line below.
1. To elect the following two Class II directors for the ensuing three years:		☐	☐	☐
Nominees:
1. Bernard Couillaud
2. Greg Dougherty

Vote on Option Exchange					For	Against	Abstain

2.	To approve a one-time stock option exchange program for employees (excluding directors, named executive officers and certain other designated employees).				☐	☐	☐

Vote on Extension of Authorization for Reverse Stock Split					For	Against	Abstain

3.	Provided that Oclaro has not effected a reverse stock split before October 21, 2009, to extend the authorization of our board of directors to effect a reverse stock split from April 27, 2010 to December 31, 2010.				☐	☐	☐

Vote on Registered Public Accounting Firm					For	Against	Abstain

4.	To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year.				☐	☐	☐

The Board of Directors unanimously recommends a vote FOR proposals 1, 2, 3 and 4.

The shares of Oclaro, Inc. represented by this proxy will be voted as directed by the undersigned for the proposals herein proposed by the Oclaro, Inc. If no direction is given with respect to any proposal specified herein, this proxy will be voted FOR the proposal. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting or any adjournment thereof.
Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐	☐
Yes	No
Please be sure to sign and date this proxy below.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PROXY
OCLARO, INC.
ANNUAL MEETING OF SHAREHOLDERS
October 21, 2009
This Proxy is solicited on behalf of the Board of Directors of Oclaro, Inc. (the “Company”).
               The undersigned, having received notice of the annual meeting of stockholders and the proxy statement thereof and revoking all prior proxies, hereby appoints Alain Couder, Kate Rundle, and Jerry Turin (each with full power of substitution), as proxies of the undersigned, to attend the annual meeting of stockholders of the Company to be held on October 21, 2009 at the Company’s headquarters, 2584 Junction Avenue, San Jose, California, and any adjourned or postponed session thereof, and there to vote and act as indicated upon the matters on the reverse side in respect of all shares of common stock which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess, if personally present thereat.
               Attendance of the undersigned at the annual meeting of stockholders or at any adjourned or postponed session thereof will not be deemed to revoke this proxy unless the undersigned affirmatively indicate(s) thereat the intention of the undersigned to vote said shares of common stock in person. If the undersigned hold(s) any of the shares of common stock in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.
Unless voting these shares by the Internet or telephone, please vote, date and sign on the reverse side and return promptly in the enclosed postage pre-paid envelope.

Has your address changed?	Do you have any comments?

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE
SEE REVERSE SIDE